Filed Pursuant to Rule 424(b)(3)

Registration No.  333-127650

PROSPECTUS

PHYTOMEDICAL TECHNOLOGIES, INC

10,863,724 Shares of Common Stock

This prospectus relates to the sale of up to 10,863,724 shares of our common stock by Fusion Capital Fund II, LLC.

The prices at which Fusion Capital may sell its shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive proceeds from the sale of our shares by Fusion Capital.

Our common stock is quoted on the NASD’s Over-the-Counter Bulletin Board under the symbol "PYTO." On September 30, 2005, the closing sale price for our common stock, as reported on Over-the-Counter Bulletin Board, was $0.87 per share.

____________________

Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 5 for a discussion of these risks.

____________________

Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

____________________

Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

THE DATE OF THIS PROSPECTUS IS OCTOBER 19, 2005.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY

3

RISK FACTORS

5

FORWARD-LOOKING STATEMENTS

18

USE OF PROCEEDS

18

DILUTION

19

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

20

THE FUSION CAPITAL TRANSACTION

22

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

28

BUSINESS

35

LEGAL PROCEEDINGS

49

MANAGEMENT

49

EXECUTIVE COMPENSATION

51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

54

DESCRIPTION OF SECURITIES

55

SHARES ELIGIBLE FOR FUTURE SALE

56

SELLING STOCKHOLDER

58

PLAN OF DISTRIBUTION

58

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

60

LEGAL MATTERS

60

EXPERTS

60

WHERE YOU CAN FIND ADDITIONAL INFORMATION

61

FINANCIAL STATEMENTS

__________________________________

You should rely only on the information contained in this prospectus or any supplement hereto. We have not, and the selling stockholder has not, authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not, and the selling stockholder is not, making an offer to sell the common stock in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained statistical data and certain other industry forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports or articles in this prospectus.

PROSPECTUS SUMMARY

This summary contains material information about the offering and us, which is described in detail elsewhere in the prospectus.  Since it may not include all of the information you may consider important or relevant to your investment decision, you should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "Risk Factors" on page 5, and our financial statements and the accompanying notes.

Unless the context otherwise requires, the terms “we,” “our,” “us,” the “ Company,” and “Phytomedical” refer to Phytomedical, Inc., a Nevada corporation and its wholly-owned subsidiaries, and not to the selling stockholder.

Business

We are a Nevada corporation, with an authorized capital of 300,000,000 shares of common stock, $0.00001 par value per share (of which 184,240,603 is issued and outstanding on September 30, 2005) and 1,000,000 shares of preferred stock, $0.25 par value per share (none of which are issued and outstanding). We were originally incorporated in the state of Utah in 1986 and, through migratory mergers, changed our domicile first to Delaware in 1996 and then to Nevada in 2001. We have changed our name several times, the most recent being on September 7, 2004, when we changed our name from Enterprise Technologies, Inc. to PhytoMedical Technologies, Inc., to more fully reflect our business.

Our principal executive offices are located at 1628 W. 1st Avenue, Suite 216, Vancouver, British Columbia V6J 1G1.  Our telephone number is 800-611-3388.  The address of our website is www.phytomedical.com.  Information on our website is not part of this prospectus.

We are an early stage research based biopharmaceutical company focused on the identification, acquisition, development and eventual commercialization of plant derived pharmaceutical and nutraceutical compounds and formulations; we currently do not directly conduct any of our research and development activities.  Rather, once a technology has been identified, we fund the research and development activities relating to the technology with the intention of ultimately, if warranted, licensing, commercializing and marketing the subject technology.

Our sponsored research is being conducted pursuant to a Cooperative Research and Development Agreement (“CRADA”) with the United States Department of Agriculture’s (the “USDA”) Agricultural Research Service and Iowa State University; we also fund research and development efforts pursuant to our license agreement with New York University. Currently our sponsored research and development efforts are being conducted through our two wholly-owned subsidiaries, Phytomedical Technologies Corporation and Polyphenol Technologies Corporation. Our sponsored research efforts are targeting cachexia, obesity and diabetes.

We do not have, and may never develop, any commercialized products. We have not generated revenues from our current operations and do not expect to do so for the foreseeable future.  On June 30, 2005, we had a cumulative deficit of $16,923,222.

Diabetes Research

Through a three-way Cooperative Research and Development Agreement, or “CRADA,” with the United States Department of Agriculture’s (“USDA”) Agricultural Research Service and Iowa State University, we are working to synthesize certain insulin enhancing (or mimetic) polyphenolic compounds isolated and characterized from cinnamon bark over a ten year period by a team of USDA’s Agricultural Research Service scientists.  These compounds increase insulin sensitivity by activating key enzymes that stimulate insulin receptors while inhibiting the enzymes that deactivate them.

The primary objectives of our sponsored research are to synthesize the active compounds found in cinnamon and characterize their beneficial health effects in cell cultures systems, animals and ultimately humans.  Once the active compounds have been synthesized, characterized and tested, we intend to apply for patents for the synthesis and use of synthetic compounds as nutrient supplements or additives for foods and beverages. Our goal is to develop a pharmacologically approved product based on such compounds that could be either ingested as a pill or added to food and drink products.

Cachexia and Obesity Research

Pursuant to a license agreement with New York University, we are also working to isolate and identify potentially active pharmacological elements found in an extract of the muira puama plant, which we refer to as BDC-03, that we believe are responsible for reducing body fat percentage, increasing lean muscle mass and lowering cholesterol in a study of growing animals.  Contingent on the discovery of this compound, we will plan future studies to determine the effects of BDC-03 in human cachetic subjects.  Once the final structure of the compounds affecting body mass has been determined, our goal is to synthesize the compound and file patent applications as we may deem appropriate covering such compounds.

The Offering

On July 8, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, so long as no event of default exists, to purchase on each trading day $20,000 of our common stock up to an aggregate of $10.0 million over a 25 month period, subject to earlier termination at our discretion.  In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount.  The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price.  Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.40.

Fusion Capital is offering for sale up to 10,863,724 shares of our common stock consisting of 1,027,397 shares issued to Fusion Capital as a commitment fee and 9,836,327 which it may purchase under the terms of the common stock purchase agreement.

In connection with our entering into the common stock purchase agreement, we authorized the sale to Fusion Capital of up to 10,000,000 shares (of which 163,673 shares issued to Fusion Capital as part of the commitment fee) of our common stock for maximum proceeds of $10.0 million.  Assuming Fusion Capital purchases all $10.0 million of common stock, we estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 9,836,327 shares (exclusive of the 1,027,397 shares issued to Fusion Capital as the commitment fee).  Subject to approval by our board of directors, we have the right but not the obligation to sell more than 10,000,000 shares to Fusion Capital.  In the event we elect to sell more than the 9,836,327 shares, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission.  The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement.

As of September 30, 2005, there were 184,240,603 shares outstanding, including the 863,724 shares that we have issued to Fusion Capital as compensation for its purchase commitment, but excluding the 163,673 shares issued to Fusion Capital as a commitment fee and the 9,836,327 shares offered by Fusion Capital pursuant to this prospectus which it has not yet purchased from us.  If all of shares offered by this prospectus were issued and outstanding as of the date hereof, the number of shares offered by this prospectus would represent approximately 5.9% of the total common stock outstanding as of September 30, 2005.

RISK FACTORS

You should carefully consider the risks described below before purchasing our shares of our common stock.  Our most significant risks and uncertainties are described below; however, they are not the only risks we face.  If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.  You should acquire shares of our common stock only if you can afford to lose your entire investment.

RISKS ASSOCIATED WITH OUR BUSINESS

We Have Experienced Significant Losses And Expect Losses To Continue For The Foreseeable Future.

We have yet to establish any history of profitable operations.  We have incurred annual operating losses of $686,495 and $289,495, respectively, during the past two fiscal years of operation.  As a result, at December 31, 2004, we had an accumulated deficit of $14,795,044.  We had no revenues during the last three fiscal years and we do not expect to generate revenues from our operations for the foreseeable future.. Our profitability will require the successful commercialization of products, if any, derived from our   ongoing research and development efforts.  No assurances can be given when this will occur or that we will ever be profitable.

We Currently Do Not Have, And May Never Develop, Any Commercialized Products.

We currently do not have any commercialized products or any significant source of revenue. We have invested substantially all of our time and resources over the last three years in the identification, research and development of pharmaceutical and nutraceutical technologies. The technologies, which are the subject of our ongoing sponsored research programs, will require additional research, development, clinical evaluation, regulatory approval, significant marketing efforts and substantial additional investment before they can provide us with any revenue. Our efforts may not lead to commercially successful products for a number of reasons, including:

-  we may not be able to obtain regulatory approvals or the approved indication may be narrower than we seek;

-  our technologies or products, if any, derived from our research and development efforts may not prove to be safe and effective in clinical trials;

-  physicians may not receive any reimbursement from third-party payors, or the level of reimbursement may be insufficient to support widespread adoption of any products derived from our research and development efforts;

-  any products that may be approved may not be accepted in the marketplace by physicians or patients;

-  we may not have adequate financial or other resources to complete the development and commercialization of products derived from our research and development efforts;

-  we may not be able to manufacture our products in commercial quantities or at an acceptable cost; and

-  rapid technological change may make our technologies and products derived from those technologies obsolete.

We Will Require Additional Financing To Sustain Our Operations And Without It We Will Not Be Able To Continue Operations.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended December 31, 2004, relative to our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

At June 30, 2005, we had a working capital deficit of $1,631,527. We have an operating cash flow deficit of $1,442,033 for the six months ended June 30, 2005, and have sustained operating cash flow deficits of $675,884 in 2004 and $41,058 in 2003.  Although we believe that we have sufficient financial resources and commitments to sustain our current level of research and development activities through the end of 2005, any expansion, acceleration or continuation of such activities (beyond 2005) will require additional capital which may not be available to us, if at all, on terms and conditions that we find acceptable.

We only have the right to receive $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $1.20, in which case the daily amount may be increased as the price of our common stock increases, so long as no event of default exists.  Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.40.  Since we initially registered 10,000,000 shares for sale by Fusion Capital pursuant to this prospectus, and of which 163,673 shares were issued to Fusion Capital as part of the commitment fee, the selling price of our common stock to Fusion Capital will have to average at least $1.02 per share for us to receive the maximum proceeds of $10.0 million without registering additional shares of common stock.  Assuming a purchase price of $0.87 per share (the closing sale price of the common stock on September 30, 2005 and the purchase by Fusion Capital of the full 9,836,327  shares under the common stock purchase agreement, proceeds to us would only be $8,557,604 unless we choose to register more than 9,836,327  shares, which we have the right, but not the obligation, to do.  Subject to approval by our board of directors, we have the right but not the obligation to issue more than 9,836,327  shares to Fusion Capital.  In the event we elect to issue more than 9,836,327  shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission.

Specifically, Fusion Capital does not have the right or the obligation to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.40.  If obtaining sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to develop and commercialize any products as a result of our research and development program, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $10.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, including other debt and equity financings.

We May Not Be Able To Repay Loans We Have Received From Harmel S. Rayat, Our President, Director And Majority Stockholder, To Fund Our Operations, As They Become Due.

We have borrowed an aggregate principal amount of $1,742,525 from Harmel S. Rayat, our president, director and majority stockholder.  The loans are represented by five promissory as follows:

Date of Loan

Current Amount

Interest Rate

Due Date

September 13, 2004

$268,750

7.50%

September 13, 2006

December 31, 2004

$250,000

8.25%

December 31, 2005

February 26, 2005

$323,776

8.50%

September 1, 2006

March 8, 2005

$750,000

8.50%

March 8, 2006

April 5, 2005

$150,000

8.75%

April 5, 2006

  We have no understanding or agreements with Mr. Rayat regarding an extension of the due dates of these loans. We expect to repay these amounts, on the dates due, from the proceeds, if any, we receive under the common stock purchase agreement with Fusion Capital. If we do not do so, we will need to negotiate an extension of the due dates with Mr. Rayat. There is no assurance that we will be able to negotiate an extension of these loans or obtain any additional loans from Mr. Rayat in the event we do not receive the proceeds from Fusion Capital.

The Success Of Our Sponsored Research And Development Program Is Uncertain And We Expect To Be Engaged In Research And Development Efforts For A Considerable Period Of Time Before We Will Be In A Position, If Ever, To Develop And Commercialize Products Derived From Sponsored Our Research Program.

We intend to continue with our sponsored research and development programs through at least 2007.  There is no assurance that such activities will ultimately lead to development of commercially viable technologies or potential products derived from such technologies. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual costs may exceed the amounts we have budgeted and actual time may exceed our expectations.  If our research and development requires more funding than we anticipate, then we may have to reduce technological development efforts or seek additional financing. There can be no assurance that we will be able to secure any necessary additional financing or that such financing would be available to us on favorable terms. Additional financings could result in substantial dilution to existing stockholders. There is no assurance that, even upon completion of our research program, we will ever be able to commercialize products, if any, derived from our research efforts or that we will be able to generate any revenues from operations.

Our Sponsored Research And Development Program Is In The Preliminary Development Stage And The Results We Attain May Not Prove To Be Adequate For Purposes of Developing and Commercializing Any Products Or Otherwise To Support A Profitable Business Venture.

Our sponsored research and development program is the preliminary development stage.  Our research program is targeting technologies that increase the efficiency of insulin and improve body mass. We will require significant further research, development, testing and regulatory approvals and significant additional investment before we will be in a position to attempt to commercialize products derived from our research and development program.

There can be no assurances that our early stage research will be successful. The ultimate results of our ongoing research program may demonstrate that the technologies being researched by us, both with respect to treatment that enhance the efficiency of insulin and improve body mass may be ineffective, unsafe or unlikely to receive necessary regulatory approvals. If such results are obtained, we will be unable to create marketable products or generate revenues and we may have to cease operations.

We have not submitted any products or any technologies that are the subject of, or result from, our research and development activities for regulatory approval or clearances. Even if our research is successful, the process of obtaining necessary U.S. Food and Drug Administration (“FDA”) approvals or clearances can take years and is expensive and full of uncertainties. Additionally, approved products are subject to continuing FDA requirements relating to quality control and quality assurance, maintenance of records, reporting of adverse events and product recalls, documentation, labeling and promotion of medical products.  Compliance with such regulations may prove to be costly and may limit our ability to attain profitable operations.

We May Not Be Granted An Exclusive License Under Our CRADA With The USDA’s Agricultural Research Service.

We are a party to a Cooperative Research and Development Agreement, or “CRADA,” with the United States Department of Agriculture’s Agricultural Research Service and Iowa State University which grants us an option to negotiate an exclusive license to any invention or other intellectual property conceived or reduced to practice under the Agreement which is patentable or otherwise protectable under Title 35 of the United States Code or under the patent laws of a foreign country. There can be no assurance that such a license will be granted to us or that we can obtain a license on terms favorable to us.  If we do not obtain an exclusive license, our ability to generate revenue would be materially diminished.

We will seek to enter into additional research agreements and licenses in the future that relate to important technologies that may be necessary for the development and commercialization of related and unrelated products. These agreements and licenses may impose various commercialization, indemnification, royalty, insurance and other obligations on us, which, if we fail to comply may result in the termination of these agreements and licenses or make the agreements and licenses non-exclusive, which could affect our ability to exploit important technologies that are required for successful development of products, if any, derived from our ongoing research and development programs.

Our CRADA With The USDA’s Agricultural Research Service And Iowa State University May Be Terminated By Any Party At Any Time By Giving Written Notice Of Not Less Than Sixty Calendar Days Prior To The Desired Termination Date.

Our current sponsored research and development program is based in part upon our CRADA with the USDA’s Agricultural Research Service and Iowa State University.  The CRADA provides that any party may unilaterally terminate participation in the CRADA as a whole at any time by giving the other parties  written notice of not less than sixty calendar days prior to the desired termination date.  The remaining parties may determine to continue participation. This means that the USDA’s Agricultural Research Service or Iowa State University could terminate the CRADA even if we are not in default under the terms of the CRADA.  If the USDA’s Agricultural Research Service or Iowa State University were to do so, our business and future prospects would be materially adversely affected.

We Do Not Directly Conduct Any Of Our Sponsored Research And Development Activities And Therefore We Will Have Minimal Control Over Such Research.

We will rely primarily on the USDA’s Agricultural Research Service, Iowa State University, and third party contract research organizations, to conduct, monitor and assess our sponsored research.  We will have no control over the specifics of, and possible direction that the research may take.  Accordingly, there can be no assurance that such organizations will conduct our research in a manner that will lead to the commercialization of any products.

We are also dependent upon the services of certain key collaborating scientific personnel who are not employed by us, including the principal investigators with respect to our ongoing research related to diabetes and cachexia.  The loss of these investigator's services could have a materially adverse effect on us, unless qualified replacements could be found. We have no control over whether our principal investigators or other scientific personnel will choose to remain involved with our projects. Since these individuals are not bound by contract to us nor employed by us directly, they might move on to other research.

We Are Subject To Substantial Government Regulation Which Could Materially Adversely Affect Our Business.

We have yet to develop any products for submission for regulatory approval. Any such products submitted for approval must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring any products to market; and, we cannot guarantee that approval will be granted. The pre-marketing approval process can be particularly expensive, uncertain and lengthy. A number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

Delays in or rejection of FDA or other government entity approval may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States. In the United States more stringent FDA oversight in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk and significantly higher expenses. Even if regulatory approval is granted, this approval may entail limitations on uses for which any such product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market any products, based on our research and development program for broader or different applications or to market updated products that represent extensions of any such products.  In addition, we may not receive FDA approval to export products in the future, and countries to which products are to be exported may not approve them for import.

Any manufacturing facilities would also be subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with any of our research and development efforts or products, if any, derived from such research and development, or facilities may result in marketing, sales and manufacturing restrictions, being imposed, as well as possible enforcement actions.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to our research and development programs and products, if any, derived from such research.  It is possible that the FDA will issue additional regulations further restricting the sale of products based on our underlying research and development activities. Any change in legislation or regulations that govern the review and approval process relating to our future products, if any, could make it more difficult and costly to obtain approval, or to produce, market, and distribute such products even if approved.

We May Be Required To Comply With Rules Regarding Animal Testing Which May Limit the Success of Our Sponsored Research And Development Program.

Our sponsored research and development efforts involve laboratory animals. We may be adversely affected by changes in laws, regulations or accepted procedures applicable to animal testing or by social pressures that would restrict the use of animals in testing or by actions against our collaborators or us by groups or individuals opposed to such testing.

We May Be Liable For Contamination Or Other Harm Caused By Materials That We Handle And Changes In Environmental Regulations Could Cause Us To Incur Additional Expense.

Our sponsored research and development programs do not generally involve the handling of potentially harmful biological materials or hazardous materials, but they may occasionally do so. We, the USDA’s Agricultural Research Service and Iowa State University are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

Even If We Were To Obtain Regulatory Approval In The Future For Any Products Derived From Our Ongoing Sponsored Research Efforts, We Currently Lack Sales and Marketing Experience and Will Need To Rely On Third Parties For Such Services.

Our ability to achieve profitability is dependent in part on ultimately obtaining regulatory approvals for products, if any, that are derived from our sponsored research and development efforts and then entering into agreements for the commercialization of any such products. There can be no assurance that such regulatory approvals will be obtained or such agreements will be entered into. The failure to obtain any such necessary regulatory approvals or to enter into any such necessary agreements could delay or prevent us from achieving profitability and would have a material adverse effect on the business, financial position and results of our operations. Further, there can be no assurance that our operations will become profitable even if products, if any, that are derived from our research and development efforts, are commercialized.

If FDA and other approvals are eventually obtained with respect to any products derived from our research and development efforts and submitted for approval, we expect to market and sell such products through distribution, co-marketing, co-promotion or sublicensing arrangements with third parties.  We have no experience in sales, marketing or distribution of pharmaceutical or nutraceutical products and our current management and staff is not trained in these areas.  To the extent that we enter into distribution, co-marketing, co-promotion or sublicensing arrangements for the marketing and sale of any such products, any revenues received by us will be dependent on the efforts of third parties.  If any of such parties were to breach or terminate their agreement with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of any products derived from our research and development efforts would be delayed or terminated.

We May Not Be Able To Attract And Retain Qualified Personnel Either As Employees Or As Consultants And, Without Such Personnel We May Not Be Successful In The Commercialization Of The Results Of Our Ongoing Sponsored Research And Development Efforts.

Competition for qualified employees among companies in the pharmaceutical and nutraceutical industries is intense. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. Our present management has no clinical or other experience in the development of pharmaceutical and nutraceutical products. Attracting desirable employees will require us to offer competitive compensation packages, including stock options. In order to successfully complete our research and development efforts and to commercialize the results of such efforts or the products, if any, derived from our sponsored research and development program, we must substantially expand our personnel, particularly in the areas of clinical trial management, regulatory affairs, business development and marketing. There can be no assurance that we will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and our growth generally could pose significant risks to our development and progress. The addition of such personnel may result in significant changes in our utilization of cash resources and our development schedule.

We Expect To Operate In A Highly Competitive Market; We May Face Competition From Large, Well-Established Companies With Significant Resources, And Against Which We May Not Be Able To Compete Effectively.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive.

The pharmaceutical and nutraceutical industries are characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter will come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies may enjoy numerous competitive advantages, including:

-  significantly greater name recognition;

-  established relations with healthcare professionals, customers and third-party payors;

-  established distribution networks;

-  additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

-  greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

-  greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

We May Become Subject To Claims Of Infringement Or Misappropriation Of The Intellectual Property Rights Of Others, Which Could Prohibit Us From Commercializing Products Based On Our Sponsored Research And Development Program, Require Us To Obtain Licenses From Third Parties Or To Develop Non-Infringing Alternatives, And Subject Us To Substantial Monetary Damages And Injunctive Relief.

We do not have any patents regarding any of our sponsored research and development activities. We may not be able to assert any rights, under our CRADA, to any patents held by the USDA’s Agriculture Research Service. Third parties could, in the future, assert infringement or misappropriation claims against us with respect to our current research and development program or future products, if any, derived from our research and development program. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of such third parties.

Any infringement or misappropriation claim could cause us to incur significant costs, could place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be prohibited from continuing our sponsored research and development activities and from marketing or selling products, if any, derived from our research efforts unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain a license on terms acceptable to us, if at all, and we may not be able to commercialize any products. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

Failure To Obtain Third Party Reimbursement For Products, If Any, Derived From Our Sponsored Research And Development Efforts Could Limit Our Potential Revenue.

In the United States, success in obtaining payment for a new product from third parties, such as insurers, depends greatly on the ability to present data which demonstrates positive outcomes and reduced utilization of other products or services, as well as cost data which shows that treatment costs using the new product are equal to or less than what is currently covered for other products. If we are unable to obtain favorable third party reimbursement and patients are unwilling or unable to pay for such products or services out-of-pocket, it could limit our revenue and harm our business.

Mr. Harmel S. Rayat, Our President, Chief Executive and Financial Officer, Principal Accounting Officer, And  Director, Is Able To Substantially Influence All Matters Requiring Approval By Our Stockholders, Including The Election Of Directors.

As of September 30, 2005, Mr. Harmel S. Rayat, beneficially owned approximately 70% of our outstanding common stock. Even if all of the shares offered hereby are sold, Mr. Rayat would still own approximately 67% of our then issued and outstanding shares of our common stock. Accordingly, he will be able to substantially influence all matters requiring approval by our stockholders, including the election of directors. Our Articles of Incorporation do not provide for cumulative voting in the election of directors and, therefore, although they are able to vote, our other stockholders should not expect to be able to elect any directors to our board of directors.

We Rely On Management, The Loss Of Whose Services Could Have A Material Adverse Effect On Our Business.

We rely upon the services of our board of directors and management, and, in particular, Harmel S. Rayat, the loss of which could have a material adverse affect on our business and prospects.  Competition for qualified personnel to serve in a senior management position is intense.  If we are not able to retain our directors and management, or attract other qualified personnel, we may not be able to fully implement our business strategy; failure to do so would have a materially adverse impact on our future prospects. We currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

Our officers and directors are also officers, directors and employees of other companies, and we may have to compete with such other companies for their time, attention and efforts.  Except for Mr. Rayat, none of our officers and directors is expected to spend more than approximately five (5%) of his time on our business affairs. Mr. Rayat will not be spending his full time and effort on our business affairs because he is engaged in other business activities.  If the demands of Mr. Rayat’s other business activities, from time to time, require more of Mr. Rayat’s time, he may have less time to spend on our business affairs and our operations could suffer as a result.  We do not expect Mr. Rayat to spend more than twenty (20%) of his time on our business affairs.  We do not maintain key man insurance on any of our directors or officers.

We May Compete For The Time And Efforts Of Our Officers And Directors.

Harmel S. Rayat who serves as our president, chief executive and financial officer and principal accounting officer, as well as one of our directors, also serves in comparable capacities with other companies, including Hepalife Technologies, Inc., a development stage research based biotechnology  company. Accordingly, we will be competing for his time and services with such companies. It is possible that due to our directors’ conflicting interests, we may be precluded from participating in certain projects that we might otherwise have participated in, or we may obtain less favorable terms on certain projects than we might have obtained if our directors were not also the directors of other participating biotechnology companies.  In their effort to balance their conflicting interests, our directors may approve terms that are equally favorable to all of their companies as opposed to negotiating terms that may be more favorable to us but adverse to their other companies.  Additionally, it is possible that we may not be afforded certain opportunities to participate in particular projects because such projects are assigned to our directors’ other companies for which the directors may deem the projects to have a greater benefit.

RISKS ASSOCIATED WITH THE OFFERING

The Sale Of Our Common Stock To Fusion Capital May Cause Dilution And The Sale Of The Shares Of Common Stock Acquired By Fusion Capital Could Cause The Price Of Our Common Stock To Decline.

The sale of shares pursuant to our agreement with Fusion Capital or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income or loss per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the common stock purchase agreement with Fusion Capital in order to draw down the full amount. If our stock price were lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the agreement with Fusion Capital or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need.

The purchase price for the common stock to be sold to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares in this offering are freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares offered by this prospectus will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Future Sales Of Our Common Stock May Decrease Our Stock Price.

We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act. In addition, we have also registered a substantial number of shares of common stock that are assumable upon the exercise of options. If holders of options or warrants choose to exercise their purchase rights and sell shares of common stock in the public market or if the selling stockholders whose shares are being registered pursuant to this prospectus sell or attempt to publicly sell such shares all at once or in a short time period, the prevailing market price for our common stock may decline. Future sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

Our Stock Price Historically Has Been And May Continue To Be Highly Volatile.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, many of which are beyond our control, include, in addition to other risk factors described in this section, the announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, and general economic, industry and market conditions may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by our stockholders and by us, including Fusion Capital pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. Broad market factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities, and the diversion of management's attention and resources. To the extent our stock price fluctuates and/or remains low, it could cause you to lose some or all of your investment and impair our ability to raise capital through the offering of additional equity securities.

Our Common Shares Are Thinly Traded, So You May Be Unable To Sell At Or Near Ask Prices Or At All If You Need To Sell Your Shares To Raise Money Or Otherwise Desire To Liquidate Your Shares.

Our common shares have historically been sporadically or "thinly-traded" on the OTCBB, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. As of September 30, 2005, our average trading volume per day for the past three months was 51,792 shares a day with a high volume of 342,200 (August 29, 2005) shares traded and a low of 2,000 (July 1, 2005) shares traded. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

Fusion Capital's purchase and sale into the market of $20,000 of our common stock each trading day could cause our common stock price to decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Using the closing price on September 30, 2005, of $0.87 as an example, Fusion Capital would be issued approximately 23,000 shares each trading day if we elected to have them purchase the daily purchase amount, whereas our average trading volume for the prior three months is 51, 792 per day. The market price of our common stock could decline given our minimal average trading volume compared to the number of shares potentially issuable to Fusion Capital and the voting power and value of your investment would be subject to continual dilution if Fusion Capital purchases the shares and resells those shares into the market, although there is no obligation for Fusion Capital to sell such shares. Any adverse affect on the market price of our common stock would increase the number of shares issuable to Fusion Capital each trading day which would increase the dilution of your investment. Although we have the right to reduce or suspend Fusion Capital purchases at any time, our financial condition at the time may require us to waive our right to suspend purchases even if there is a decline in the market price.

Contractual 9.9% beneficial ownership limitations prohibit Fusion Capital, together with its affiliates, from beneficially owning more than 9.9% of our outstanding common stock. This 9.9% limitation does not prevent Fusion Capital from purchasing shares of our common stock and then reselling those shares in stages over time where Fusion Capital and its affiliates do not, at any given time, beneficially own shares in excess of the 9.9% limitation.  Consequently, these limitations will not necessarily prevent substantial dilution of the voting power and value of your investment.

Our Common Stock Is A Penny Stock And Because "Penny Stock” Rules Will Apply, You May Find It Difficult To Sell The Shares Of Our Common Stock You Acquired In This Offering.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a "penny stock" is a common stock that is not listed on a national securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stock and you are likely to have difficulty selling your shares.

We Do Not Intend To Pay Dividends For The Foreseeable Future.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis or Plan of Operation” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder.  We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive up to $10.0 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement.  No assurance can be given that we will receive all or a significant portion of the maximum $10.0 million. Please refer to “The Fusion Transaction.” Any proceeds from Fusion Capital we receive under the common stock purchase agreement, will be used for working capital, and debt repayment, including the repayment of the loans (and accrued and unpaid interest thereon) to Mr. Rayat, our president and chief  financial officer, as the same become due and payable as follows:

Date of Loan

Current Amount

Interest Rate

Due Date

September 13, 2004

$268,750

7.50%

September 13, 2006

December 31, 2004

$250,000

8.25%

December 31, 2005

February 26, 2005

$323,776

8.50%

September 1, 2006

March 8, 2005

$750,000

8.50%

March 8, 2006

April 5, 2005

$150,000

8.75%

April 5, 2006

DILUTION

Our net tangible book value as of June 30, 2005 was ($1,631,527) or approximately ($0.01) per share of common stock.  Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.  Since this offering is being made solely by the selling stockholder and none of the proceeds will be paid to us our net tangible book value will be unaffected by this offering.  Our net tangible book value, however, will be impacted by the common stock to be issued under the common stock purchase agreement.  The amount of dilution will depend on the offering price and number of shares to be issued under the common stock purchase agreement.  The following example shows the dilution to new investors at an offering price of $0.87 per share, the closing price of our stock on September 30, 2005.

If we assume that we had issued 9,836,327 shares of common stock under the common stock purchase agreement (i.e., the number of shares being registered in the accompanying registration statement) at an assumed offering price of $0.87 per share, less the estimated offering expenses of $68,523, our net tangible book value as of June 30, 2005 would have been $6,643,049 or approximately $0.04 per share.  Such an offering would represent an immediate increase in net tangible book value to existing stockholders of approximately $0.03 per share and an immediate dilution to new stockholders of approximately $0.83 per share.  The following table illustrates the per share dilution:

Assumed public offering price per share		$0.87
Net tangible book value per share before this offering	(0.01)
Increase attributable to new investors	0.05
Net tangible book value per share after this offering		0.04
Dilution per share to new stockholders		$0.83

The offering price of our common stock is based on the then-existing market price.  In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED(1)	DILUTION PER SHARE TO NEW INVESTORS
$1.0200	9,836,327	$0.9747
$0.8700	9,836,327	$0.8329
$0.7000	9,836,327	$0.6722
$0.4000	9,836,327	$0.3887

(1)

We have registered an aggregate of 10,863,724 shares of our common stock which will be offered for sale by the selling stockholder. Of the amount registered, 9,836,327 shares of common stock will be purchased by the selling stockholder under the common stock purchase agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted for trading on the OTC Bulletin Board under the symbol "PYTO."  The quotations shown reflect inter-dealer prices, without mark-up markdown or commission and may not necessarily represent actual transactions. The following table sets forth the high and low sale prices for the periods indicated:

 2005

High

Low

Third Quarter

2005

$1.12

$0.65

Second Quarter 2005

$1.46

$0.89

First Quarter 2005

$1.24

$0.85

2004

Fourth Quarter 2004

$1.50

$0.46

Third Quarter 2004

$0.69

$0.38

Second Quarter 2004

$0.45

$0.36

First Quarter 2004

$0.55

$0.34

2003

Fourth Quarter 2003

$0.58

$0.25

Third Quarter 2003

$0.49

$0.04

Second Quarter 2003

$0.06

$0.01

First Quarter 2003

$0.03

$0.02

On September 30, 2005, the closing price of our common stock as reported on the over the counter bulletin board was $0.87.  As of September 30, 2005, we had 292 stockholders of record.

Securities Authorized for Issuance Under Equity Compensation Plans

We have reserved an aggregate of 10,000,000 shares of our common stock for issuance pursuant to our 2001 Stock Option Plan. The following table represents the number of shares issuable upon exercise and reserved for future issuance under this plan as of September 30, 2005.

Number of securities

remaining available for

Number of Securities to be

Weighted-average exercise

future issuance under

issued upon exercise of

price of outstanding

equity compensation plans

outstanding options,

options, warrants and

(excluding securities

warrants and rights

rights

reflected in column (a))

Plan Category

(a)

(b)

(c)

____________________________________________________________________________________________________________

Equity compensation plans

approved by security holders

8,625,000

$0.70

1,200,000

Equity compensation plans not

approved by security holders

              0

       -

              0

____________________________________________________________________________________________________________

Total

8,625,000

$0.70

1,200,000

Dividend Policy

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future, but intend to retain our capital resources for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as the board of directors deems relevant. Our board of directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of the common stock as to payment of dividends.

THE FUSION CAPITAL TRANSACTION

General

On July 8, 2005, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed, so long as no event of default exists, to purchase on each trading day $20,000 of our common stock up to an aggregate of $10.0 million over a 25 month period subject to earlier termination at our discretion.  In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount.  The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price.  Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.40.

Fusion Capital, the selling stockholder under this prospectus, is offering for sale up to 10,863,724 shares of our common stock.  In connection with entering into the agreement, we authorized the sale to Fusion Capital of up to 10,000,000 shares (of which 163,673 shares issued to Fusion Capital as part of the commitment fee) of our common stock for maximum proceeds of $10.0 million.  Assuming Fusion Capital purchases all $10.0 million of common stock, we estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 9,836,327 shares (exclusive of the 1,027,397 shares issued to Fusion Capital as the commitment fee).  Subject to approval by our board of directors, we have the right but not the obligation to issue more than 9,836,327 shares to Fusion Capital.  In the event we elect to issue more than 9,836,327 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities and Exchange Commission.  The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement.

Purchase of Shares under the Common Stock Purchase Agreement

Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock.  Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $20,000 of our common stock.  We may decrease this daily purchase amount at any time.  We also have the right to increase the daily purchase amount at any time, provided however; we may not increase the daily purchase amount above $20,000 unless our stock price is above $1.20 per share for five consecutive trading days.  The purchase price per share is equal to the lesser of:

•

the lowest sale price of our common stock on the purchase date; or

•

the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital.  Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement, which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our common stock offered by this prospectus at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Purchase	Percentage of Outstanding After Giving Effect to the Issuance to Fusion Capital (1)	Proceeds from the Sale of 10,000,000 Shares to Fusion Capital Under the Common Stock Purchase Agreement
$0.40	9,836,327	5.9%	$3,934,531
$0.70	9,836,327	5.9%	$6,885,429
$0.87(2)	9,836,327	5.9%	$8,557,604
$1.02	9,836,327	5.9%	$10,000,000
$1.50	6,666,667	3.6%	$10,000,000
$2.00	5,000,000	2.7%	$10,000,000
$5.00	2,000,000	1.1%	$10,000,000

(1)

Based on 184,240,603 shares outstanding as of September 30, 2005.  This amount includes the issuance of 1,027,397 shares of common stock issued to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2)

Closing sale price of our common stock on September 30, 2005.

In connection with entering into the agreement, we authorized the sale to Fusion Capital of up to 10,000,000 shares of our common stock, of which 163,673 were issued to Fusion Capital as part of its commitment fee under the common stock purchase agreement.  We estimate that we will sell no more than 9,836,327 shares to Fusion Capital under the common stock purchase agreement (exclusive of the 1,027,397 shares issued to Fusion Capital as the commitment fee), all of which are included in this offering.  We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that all 9,836,327 shares are sold to Fusion Capital under the common stock purchase agreement.  Subject to approval by our board of directors, we have the right but not the obligation to sell more than 9,836,327 shares to Fusion Capital.  In the event we elect to sell more than the 9,836,327 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission.

Minimum Purchase Price

Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock in the event that the purchase price would be less the floor price. Specifically, Fusion Capital shall not have the right or the obligation to purchase shares of our common stock on any trading day that the market price of our common stock is below $0.40.

Our Right To Suspend Purchases

We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day’s notice.  Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

Our Right To Increase and Decrease the Amount to be Purchased

Under the common stock purchase agreement Fusion Capital has agreed to purchase on each trading day during the 25 month term of the agreement, $20,000 of our common stock or an aggregate of $20.0 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day’s notice.

In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount.  First, in respect of the daily purchase amount, we have the right to increase the daily purchase amount as the market price of our common stock increases.  Specifically, for every $0.20 increase in Threshold Price above $1.00, the Company shall have the right to increase the daily purchase amount by up to an additional $2,000.  For example, if the Threshold Price is $2.00 we would have the right to increase the daily purchase amount to up to an aggregate of $30,000. The "Threshold Price" is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount.  If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount will be void.

In addition to the daily purchase amount, we may elect to require Fusion Capital to purchase on any single trading day our shares in an amount up to $250,000, provided that our share price is above $1.50 during the ten trading days prior thereto.  The price at which such shares would be purchased will be the lowest Purchase Price (as defined above) during the previous fifteen (15) trading days prior to the date that such purchase notice was received by Fusion Capital.  We may increase this amount to $500,000 if our share price is above $3.00 during the ten trading days prior to our delivery of the purchase notice to Fusion Capital.  We may deliver multiple purchase notices; however at least ten (10) trading days must have passed since the most recent non-daily purchase was completed.  The daily purchases shall be suspended for ten (10) trading days each time any such notice is delivered.

In deciding whether or not to increase or decrease the amount of out stock we elect to sell to Fusion Capital, we will consider many factors.  We will consider the sale price and the number of shares outstanding of our common stock at such time.  We will also consider our need for funding.  We will evaluate alternative funding opportunities and general economic conditions.  We will also take into account the progress we have made in our business as well as any new opportunities we may wish to pursue.

Events of Default

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•

the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of five (5) consecutive trading days or for more than an aggregate of twenty (20) trading days in any 365-day period;

•

suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

•

the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the NASDAQ National Market, the NASDAQ National Small Cap Market, the New York Stock Exchange or the American Stock Exchange;

•

 the transfer agent‘s failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

•

any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

•

any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•

a material adverse change in our business.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement.  Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on Our Stockholder

All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock registered in this offering, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Commitment Shares Issued to Fusion Capital

Under the terms of the common stock purchase agreement Fusion Capital has received 863,724 shares of our common stock as a commitment fee.  We have agreed to issue additional shares of our common stock to Fusion Capital as a commitment fee in the event that the ten trading day average closing sale price of our common stock for the ten trading days prior to the date of this prospectus is less than $1.04.  The number of additional shares that may be issued to Fusion Capital is equal to the difference between (i) 900,000 divided by the ten-day average closing sale price described above and (ii) 900,000 divided by 1.04.  Unless an event of default occurs, Fusion Capital must hold these shares until 25 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

No Variable Priced Financings

Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital’s prior written consent.

Participations Rights

For a period of 25 months from July 8, 2005, the date of the common stock purchase agreement, we have granted to Fusion Capital the right to participate in the purchase of any New Securities (as defined below) that we may, from time to time, propose to issue and sell in connection with any financing transaction to a third party.  In particular, Fusion Capital can purchase up to 50% of such New Securities at the same price and on the same terms as such other investor.  “New Securities” means any shares of our common stock, our preferred stock or any other of our equity securities or our securities convertible or exchangeable for our equity securities.  New Securities shall not include, (i) shares of our common stock assumable upon conversion or exercise of any securities outstanding as of the date of our agreement, (ii) shares, options or warrants for our common stock granted to officers, directors and employees of the company pursuant to stock option plans approved by our board of directors, (iii) shares of our common stock or securities convertible or exchangeable for our common stock issued pursuant to the acquisition of another company by consolidation, merger, or purchase of all or substantially all of the assets of such company or (iv) shares of our common stock or securities convertible or exchangeable into shares of our common stock issued in connection with a strategic transaction involving  us and issued to an entity or an affiliate of such entity that is engaged in the same or substantially related business as we are.  Fusion Capital rights shall not prohibit or limit us from selling any securities so long as we make the same offer to Fusion Capital.

Finder’s Fees

On August 1, 2005 we entered into an agreement with Pacific Capsource, Inc. restating our agreement and understanding as to services to be provided by Pacific Capsource in connection with the Fusion Capital Transaction and its efforts to obtain additional financing for us from various funding sources. Under the terms of the Restated Agreement, we agreed, subject to certain conditions, to pay Pacific Capsource a diligence fee of 3% of all funds initially and subsequently actually obtained and received by us from Fusion Capital. In addition Pacific Capsource will be issued a one time warrant compensation for 200,000 warrants exercisable over a 4 year term at a fixed price of 110% of the current share price (for example if the shares were trading at $1.00 per share, then warrants would be exercisable at $1.10 per share) based on the average of the closing price per share for the 5 trading days immediately prior to the original filing date of the registration statement for the Fusion Capital investment.

Pacific Capsource has represented to us that it is not a registered broker/dealer.  Accordingly, no fee is due and payable under the Restated Agreement to Pacific Capsource unless and until Pacific Capsource can reasonably demonstrate that it or an entity affiliated with the principals of Pacific Capsource is a registered broker dealer  or otherwise lawfully entitled to receive such fee(s) in compliance with applicable state and federal securities laws.  If such fee is to be paid to an entity other than a registered broker dealer, we, in our sole discretion, may require Pacific Capsource to deliver to us an opinion of counsel, reasonably satisfactory to us, to the affect that the payment of such fee will not constitute a violation of any applicable securities laws.  If Pacific Capsource has not complied with these conditions on or prior to August 1, 2009, all fees due Pacific Capsource under the Restated Agreement shall be forfeited as of such date, and Pacific Capsource shall not be entitled to any compensation whatsoever under the Restated Agreement.

We are not aware of any, and Fusion Capital has confirmed to us that there is no, relationship between Fusion Capital and Pacific Capsource.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, and should be read in conjunction with our financial statements and related notes. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. In addition, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties, including, but not limited to, those discussed in “Risk Factors,” “Forward Looking Statements” and elsewhere in this prospectus.

Overview and Business Objectives

We are an early stage research based biopharmaceutical company focused on the identification, acquisition, development and eventual commercialization of plant derived pharmaceutical and nutraceutical compounds. We currently do not directly conduct any of our research and development activities.  Rather, once a technology has been identified, we fund the research and development activities relating to the technology with the intention of ultimately, if warranted, licensing, commercializing and marketing the subject technology.

Our sponsored research is being conducted pursuant to our CRADA with the “USDA’s Agricultural Research Service and Iowa State University; we also fund research and development efforts pursuant to our license agreement with New York University.

Our sponsored research and development program is carried out through two wholly owned subsidiaries, Phytomedical Technologies Corporation and Polyphone Technologies Corporation. The research and development programs are currently focused on cachexia, obesity and diabetes.

Diabetes Research

Through a three-way CRADA among us, the U.S. Department of Agriculture’s Agricultural Research Service and Iowa State University, we are working to synthesize certain insulin enhancing (or mimetic) polyphenolic compounds isolated and characterized from cinnamon bark over a ten year period by a team of USDA’S Agricultural Research Service scientists.  These compounds increase insulin sensitivity by activating key enzymes that stimulate insulin receptors while inhibiting the enzymes that deactivate them.

The primary objectives of our sponsored research are to synthesize the active compounds found in cinnamon and characterize their beneficial health effects in cell cultures systems, animals and ultimately humans. Once active compounds have been synthesized, characterized and tested, we intend to apply for patents for the synthesis and use of synthetic compounds as nutrient supplements or additives for foods and beverages. Our goal is to develop a pharmacologically approved product that could be either ingested as a pill or added to food and drink products.

Cachexia and Obesity Research

Pursuant to a license agreement with New York University, we are also working to isolate and identify potentially active pharmacological elements found in an extract of the muira puama plant, which we refer to as BDC-03, that we believe are responsible for reducing body fat percentage, increasing lean muscle mass and lowering cholesterol in a study of growing animals. Once the final structure of the compound has been determined, it is our goal to synthesize the compound and file for new patents covering this compound. Contingent on the discovery of this compound, we will plan future studies to determine the effects of BDC-03 in human cachetic subjects.

We believe that the compound has the potential of providing therapeutic benefits to individuals suffering from obesity as well as cachexia. Ascertaining BDC-03’s potential applicability in this area is one of our key goals.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect reported amounts and related disclosures. We consider an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made; and changes in the estimate or different estimates that could have been made could have a material impact on our results of operations or financial condition. Our financial statements do not include any significant estimates that would have a material impact on our results of operations or financial condition.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel related costs, legal costs, including intellectual property, investor relations, accounting costs, and other professional and administrative costs.

Research and Development Costs

Most of our operating costs to date have been for research and development activities. Research and development costs represent costs incurred to develop our technology incurred pursuant to our CRADA with the USDA’s Agricultural Research Service and include salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, contract services and other costs. We charge all research and development expenses to operations as they are incurred. We do not track research and development expenses by project.

Results of Operations

	Six Months ended June 30
	2005	2004
	(unaudited)
Revenues	$0	$0

General and administrative
Management fees and consulting fees – Related party	3,465	0
Investor Relations	1,265,160	29,246
Other operating expense	155,250	12,151
Research and Development	45,815	0
Stock Based Compensation	660,000	0

Total General and Administrative Expenses	2,129,690	41,397

Operating Loss	(2,129,690)	(41,397)

Other Income
Interest Income	1,513	159

Provision for Income Taxes	-	-

Net Loss	($2,128,177)	($41,238)

	Years Ended December 31
	2004	2003

Revenues	$0	$0

General and administrative
Management fees and consulting fees – Related party	11,700	29,000
Investor Relations	509,275	227,036
Other operating expense	77,537	34,297
Research and Development	88,563	0
Stock Based Compensation	0	0

Total General and Administrative Expenses	687,075	290,333

Operating Loss	(687,075)	(290,333)

Other Income
Interest Income	580	392

Provision for Income Taxes	-	-

Net Loss	($686,495)	($289,941)

For the Six Months Ended June 30, 2005 and 2004

We had no revenues in the six months ended June 30, 2005 and 2004. Our general and administrative expenses increased 5,045% to $2,129,690 in the six months ended June 30, 2005, from $41,397 in the same period in 2004. This increase was primarily attributable to $660,000 in stock based compensation expenses and $1,234,914 in investor relations costs.

Interest income increased 852% to $1,513 in the six months ended June 30, 2005, from $159 during the same period in 2004, reflecting the higher average cash balances maintained during most of the quarterly period in 2005.

We incurred net losses of $2,128,177 and $41,238 during the six months ended June 30, 2005 and 2004, respectively. The increase in our net loss amounting to $2,086,939 was principally caused the increase in stock based compensation expenses and investor relations costs.

For the Years Ended December 31, 2004 and 2003

We had not generated any revenues in 2004 and 2003. During 2004, the Company incurred $687,075 in general and administrative expenses, an increase of 136% over 2003 expenses of $290,333. The increase is primarily attributable to increased research and development expenses amounting to $88,563 and $509,275 in investor relations costs.

Interest income increased 47% to $580 in the year ended December 31, 2004, from $392 during the same period in 2004, which was a result of higher average cash balances maintained during 2004.

Our net loss increased 136% to $686,495 in the year ended December 31, 2004, from $289,941 in 2003. The increase in our net loss was principally caused by increased research and development expenses and investor relations costs.

Liquidity and Capital Resources

Our operating activities used cash for the twelve months ended December 31, 2004, 2003 and the six months ended June 30, 2005 was $675,884, $41,058 and $1,442,033, respectively. Our working capital deficit was $583,349 as of December 31, 2004 and $1,631,527 as of June 30, 2005. Cash used by operations in the twelve months ended December 31, 2004, resulted primarily from increased research and development expenses and investor relations costs. Cash used by operations in the six months ended June 30, 2005, resulted primarily from our net loss from operations of $2,128,177, as well as an increase in stock based compensation expenses of $660,000 a decrease in accounts payable of $25,429 and accrued interest expenses of $51,573.

Our financing activities provided $915,776 in cash for the twelve months ended December 31, 2004, which consists primarily of $42,000 in proceeds from the exercise of stock options, $50,000 from the exercise of stock purchase warrants and $823,776 in proceeds from three promissory notes from Harmel S. Rayat, who has agreed to loan us up to $2,500,000. Our financing activities provided $900,000 in cash for the six months ended June 30, 2005, which are the proceeds from a promissory note from Mr. Rayat.  The following table summarizes our financing activity during this period:

Financing Source	YEAR ENDING DECEMBER 31,		Quarter Ending
	2004	2003	June 30, 2005
Loans	$823,776	$0	$900,000
Loans Repaid	$15,700	$0	$1,000
Exercise of Options	$42,000	$0	$0
Exercise of Warrants	$50,000	$0	$0
Total	$900,076	$0	$899,000

Contractual Obligations

As of December 31, 2004, we had the following contractual commitments (aggregating $778,626) pursuant to our CRADA among the USDA's Agricultural Research Service, Iowa State University and ourselves, which we entered into on December 1, 2004:

Iowa State University

Amount

Due Date

$15,000

March 1, 2005

$15,000

June 1, 2005

$15,000

September 1, 2005

$15,562

December 1, 2005

$15,563

March 1, 2006

$15,563

June 1, 2006

$15,563

September 1, 2006

$16,153

December 1, 2006

$16,153

March 1, 2007

$16,154

June 1, 2007

$16,154

September 1, 2007

USDA Agricultural Research Service

Amount

Due Date

$59,575

March 1, 2005

$59,575

June 1, 2005

$59,575

September 1, 2005

$52,632

December 1, 2005

$52,633

March 1, 2006

$52,633

June 1, 2006

$52,633

September 1, 2006

$54,376

December 1, 2006

$54,376

March 1, 2007

$54,376

June 1, 2007

$54,377

September 1, 2007

The payments are to fund researchers and associated laboratory supplies. Of the first year total of $298,300, we paid $74,575 in December 2004, $89,575 in March and June, 2005, and expect to pay the balance $134,150 before the end of 2005. We also expect to pay $68,196 during December 2005, which is part of our second year payment commitment, due this year.

Pursuant to our license agreement with New York University, we are working on the extraction, fractionation and isolation of potentially active pharmacological elements found in the muira puama plant through various contract research organizations. Our research and development plan over the next twelve months for these activities are estimated to cost approximately $225,000, of which $15,525 has already been expended.

Additionally, we have loan repayment commitments to Mr. Harmel S. Rayat as follows:

Date of Loan

Current Amount

Interest Rate

Due Date

September 13, 2004

$268,750

7.50%

September 13, 2006

December 31, 2004

$250,000

8.25%

December 31, 2005

February 26, 2005

$323,776

8.50%

September 1, 2006

March 8, 2005

$750,000

8.50%

March 8, 2006

April 5, 2005

$150,000

8.75%

April 5, 2006

We have no understanding or agreements with Mr. Rayat pursuant to his loan commitment regarding an extension of the due dates of these loans.

Except for our CRADA commitments, our commitments under our license agreement with New York University, and our loan repayment obligations, we have no other material capital expenditures planned during fiscal 2005 and 2006.

At December 31, 2004, we had a net operating loss carry-forward for federal income tax purposes of approximately $14,456,000 expiring at various dates through 2024. The potential effect of the next operating loss carry-forward is not ascertainable at this time.

We have available to us an additional $776,224 under our loan commitment from Mr. Rayat. In addition, pursuant to our common stock purchase agreement with Fusion Capital, we have the right to receive $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $1.20, in which case the daily amount may be increased under certain conditions as the price of our common stock increases.  Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.40.  Since we initially registered 10,000,000 shares (of which 163,673 were issued to Fusion Capital as part of its commitment fee under the common stock purchase agreement) for sale by Fusion Capital pursuant to this prospectus, the selling price of our common stock to Fusion Capital will have to average at least $1.02 per share for us to receive the maximum proceeds of $10.0 million without registering additional shares of common stock.  Assuming a purchase price of $0.87 per share (the closing sale price of the common stock on September 30, 2005) and the purchase by Fusion Capital and the balance of the 10,000,000 shares (9,836,327 shares) under the common stock purchase agreement, proceeds to us would only be $8,557,604 unless we choose to register more than 9,836,327 shares, which we have the right, but not the obligation, to do.  Subject to approval by our board of directors, we have the right but not the obligation to issue more than 9,836,327 shares to Fusion Capital.  In the event we elect to issue more than 9,836,327 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission.

Fusion Capital does not have the right or the obligation to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.40. If obtaining sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to commercialize and sell any products derived from our research and development program, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $10.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

The extent we rely on Fusion Capital (or Mr. Rayat's loan commitment) as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as other debt or equity financings.

Related Party Transactions

For a description of our related party transactions, see the “Certain Relationships And Related Transactions” section of this prospectus and the related notes to our financial statements appearing at the end of this prospectus.

Off Balance Sheet Arrangements

We do not currently have, nor have we ever had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Qualitative and Quantitative Disclosures About Market Risk

Our exposure to market risk is confined to our cash equivalents and short-term investments. We invest in high-quality financial instruments; primarily money market funds, federal agency notes, and US Treasury obligations, with the effective duration of the portfolio within one year, which we believe, are subject to limited credit risk. We currently do not hedge interest rate exposure. Due to the short-term nature of our investments, we do not believe that we have any material exposure to interest rate risk arising from our investments.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment (“Statement 123(R)”), a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123(R), which we expect to adopt in the first quarter of 2006, is generally similar to Statement 123; however, it will require all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Thus, pro forma disclosure will no longer be an alternative to financial statement recognition. We do not believe the adoption of Statement 123(R) will have a material impact on our results of operations or financial position.

BUSINESS

This description contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risks set forth herein. We assume no obligation to update any forward-looking statements contained herein.

Overview

We are an early stage research based biopharmaceutical company focused on the identification, acquisition, development and eventual commercialization of plant derived pharmaceutical and nutraceutical compounds and formulations targeting cachexia, obesity and diabetes.

Since we have not yet submitted any products or any elements of our research and development efforts for regulatory approval, the statements contained in this prospectus regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the FDA or any other governmental or regulatory agency.

Through our CRADA with the USDA’s Agricultural Research Service and Iowa State University, we are funding research directed at synthesizing certain insulin enhancing (or mimetic) polyphenolic compounds isolated and characterized from cinnamon bark, which have been shown to increase sugar metabolism by a factor of 20 in test tube assays using fat cells. These compounds increase insulin sensitivity by activating key enzymes that stimulate insulin receptors while inhibiting the enzymes that deactivate them.

Insulin is a hormone made by the pancreas to help the body use glucose (sugar) for energy. In people with type-2 diabetes, either the pancreas doesn't make enough insulin or the body is unable to use it correctly. Without sufficient insulin, glucose accumulates in the blood and urine and the cells of the body are starved, a condition known as diabetes - the leading cause of end-stage renal disease, blindness and lower limb amputations.  Diabetes reportedly affects 18 million Americans and is expected to rise to 30 million by 2030. As one of the leading causes of death and illness worldwide, diabetes costs the American health care system more than an estimated $132 billion each year.

Additionally, and pursuant to a license agreement with New York University (“NYU”), we are also working to isolate and identify potentially active pharmacological elements, which we refer to as BDC-03, found in an extract of the muira puama plant, which we believe are responsible in reducing body fat percentage, increasing lean muscle mass and lowering cholesterol in a study of growing animals. For obese or overweight individuals, BDC-03’s potential capacity to decrease the deposition of fat and lower cholesterol would be a vitally important therapeutic outcome. However, its prospective ability to induce overall weight gain in the form of lean muscle mass may ultimately prove to be its most important attribute for individuals suffering from cachexia, a condition characterized by dramatic weight loss, not only of fatty tissue, but also muscle tissue and bone.

Ascertaining BDC-03’s potential applicability in this area is one of our key goals.

Material Agreements

NYU License

On July 29, 2004, through our wholly owned subsidiary Phytomedical Technologies Corporation, we entered into an exclusive world-wide licensing agreement with New York University (“NYU”) for certain patented inventions (the “NYU Patents”) related to pharmacologically active elements of a muira puama plant extract and ion channel modulators from natural sources.

In consideration for the license, Phytomedical Technologies Corporation has agreed to:

(1)

reimburse NYU for its patent costs incurred to date ($1,305 paid in 2004);

(2)

pay to NYU a royalty of four percent (4%) of the net sales of all licensed products related to medical, pharmacological, therapeutic, prophylactic, nutritional and research applications of the muira puama extract;

(3)

pay NYU twenty percent (20%) of the net sales for all other licensed products; and,

(4)

pay NYU ten percent (10%) of all sublicense fees.

In connection with the licensing agreement, PhytoMedical Technologies Corporation granted to each of NYU and a NYU scientist/inventor of the NYU Patents, an option to acquire, for a period of July 29, 2004 to July 29, 2006, a number of shares equal to 12.5% of the outstanding common stock of Phytomedical Technologies Corporation on a fully diluted basis.

Our CRADA

On December 1, 2004, our wholly owned subsidiary, Polyphenol Technologies Corporation, entered a three-way CRADA with the USDA’s Agricultural Research Service and Iowa State University, and committed total payments of $666,336 and $186,865 to USDA’s Agricultural Research Service  and Iowa State University , respectively, over a three-year period from November 1, 2004, to October 31, 2007.

The payment schedule to USDA’s Agricultural Research Service is as follows:

Year 1: $238,300 in four instalments, the first of which was paid. The following three payments will commence upon  the hiring of post-doctoral research associates and at three-month intervals thereafter;

Year 2: $210,531 in four quarterly instalments, the first of which is due six months from the last payment made in the first year, and;

Year 3: $217,505 in four quarterly instalments, the first of which is due six months from the last payment made in the second year.

The payment schedule to Iowa State University is as follows:

Year 1: $60,000 in four instalments, the first of which was paid. The following three payments commence upon the hiring of the post-doctoral research associates and at three month intervals thereafter;

Year 2: $62,251 in four quarterly instalments, the first of which is due six months from the last payment made in the first year, and;

Year 3: $64,614 in four quarterly instalments, the first of which is due six months from the last payment made in the second year.

All rights, title, and interest in any subject invention made solely by employee(s) of USDA’s Agricultural Research Service shall be owned by USDA’s Agricultural Research Service, solely by Polyphenol are owned by Polyphenol , solely by Iowa State University are owned by Iowa State University, owned jointly by any of three parties if made by any of those parties.

The CRADA is subject to termination at any time by mutual consent.  However, any party may unilaterally terminate the entire agreement at any time by giving the other parties written notice of not less than sixty calendar days prior to the desired termination date. The remaining parties may determine to continue the CRADA. To date, we have neither given nor received any such written notice.

Current Research and Development Activities

Diabetes Research

Over a ten year period, a team of USDA’S Agricultural Research Service scientists have isolated and characterized several insulin potentiating compounds found in cinnamon and have demonstrated that these compounds may be important in the control of glucose intolerance and diabetes.  The USDA’S Agricultural Research Service scientists led a double-blind, controlled study on 60 people with type-2 diabetes using cinnamon and a placebo. Ten patients received one-gram cinnamon daily for 40 days; 10 received three grams daily; and 10 received six grams daily after meals. Thirty placebo patients received capsules of one, three, or six grams of placebo after meals for 40 days.

Blood measurements were taken at 0, 20, 40 and 60 days (20 days after last capsules). There was no significant change in blood glucose, triglycerides, total cholesterol, or LDL cholesterol among the placebo patients over the 60 days. However, the cinnamon patients had blood-glucose decreases of 18 to 29% and triglyceride decreases of 23 to 30%. Total cholesterol went down 12 to 26%, while LDL cholesterol dropped 7 to 27%. There was overall no significant change in HDL cholesterol levels. No side effects were observed and the study found that the beneficial effects of cinnamon lasted for at least 20 days after people stopped taking it.

This study, which was published in Diabetes Care in December 2003, a journal of the American Diabetes Association, demonstrates that certain polyphenolic compounds found in cinnamon have potential activity to normalize blood sugar and fat metabolism in people where it was impaired. Impaired sugar and fat metabolism, present in millions around the world, may lead to type-2 diabetes and cardiovascular diseases.

The primary objective of our sponsored research with the USDA’S Agricultural Research Service and Iowa State University is to synthesize the active components found in cinnamon and characterize their beneficial health effects in cell cultures systems, animals and ultimately humans. Once active compounds have been synthesized, characterized and tested, we intend to apply for patents for synthesis and use of synthetic compounds as nutrient supplements or additives for foods and beverages.  Our final goal is to develop a pharmacologically approved product that could be either ingested as a pill or added to food and drink products.

The CRADA grants us an option to negotiate an exclusive license to any invention or other intellectual property conceived or reduced to practice under the CRADA which is patentable or otherwise protectable under Title 35 of the United States Code or under the patent laws of a foreign country. There can be no assurance that such a license will be granted to us or that we can obtain a license on terms favorable to us. If we do not obtain an exclusive license, our ability to generate revenue in the future would be adversely affected. See “Risk Factors.”

We also expect to enter into additional research agreements and licenses in the future that relate to important technologies that may be necessary for the development and commercialization of related and unrelated products. These agreements and licenses may impose various commercialization, indemnification, royalty, insurance and other obligations on us, which, if we fail to comply may result in the termination of these agreements and licenses or make the agreements and licenses non-exclusive, which could affect our ability to exploit important technologies that are required for successful development of our products.

Cachexia Research

Our sponsored cachexia research is based on an extract of the muira puama plant, which we refer to as BDC-03. In a study of growing animals, BDC-03 was found to contain pharmacologically active elements that reduced body fat percentage, increased lean muscle mass and lowered cholesterol.  Our current research is focused on identifying these particular active elements.

In determining the initial efficacy of the muira puama derived composition, an animal study was conducted using Wistar rats (mean weight of 230 grams). Randomly divided into four groups of six rats, two of the groups were allowed to feed at will, while the other two received a restricted amount of food. One group of rats each from the ad libitum and calorie restricted food populations received a daily dose of the patented muira puama derived composition, while the other remaining two groups served as the control, each receiving an equal amount of sesame oil on a daily basis.

After approximately four weeks, rat body weights and perirenal pad weights were measured, as well as blood chemistry analyzed. As expected, restricted food animals showed lower body weight gains than the ad libitum fed animals (about 50 grams versus 160 gram gains). In the ad libitum groups, both the group that received the muira puama derived composition and the one that did not showed virtually the same weight gain (161 grams versus 162 grams). When compared to the calorie restricted animals, the group receiving the muira puama derived composition gained slightly more weight than the group not receiving the composition, however, the difference (55 grams versus 46 grams) was statistically insignificant.

The fat gain versus lean body mass gain in the animals was measured by weighing the perirenal fat pads. In the ad libitum groups, the control animals had perirenal fat pad weights of 1.25 grams, while the muira puama treated animals had pad weights of .96 grams. The perirenal fat pad weight in the calorie-restricted groups was approximately .45 grams for both the muira puama composition group and the control group.

Additionally, blood chemistry analysis showed a reduction in total cholesterol levels in muira puama treated animals, both in the ad libitum (25% reduction) and restricted diet (15% reduction) populations. In all cases, the cholesterol/HDL ratios were not altered. These results demonstrate that, in ad libitum fed animals showing overall weight gain, the muira puama derived composition had the effect of decreasing the deposition of fat, while at the same time shifting the overall weight gain towards lean body mass gain.

The outcome of this animal study resulted in the issuance of US Patent 5,516,516, which was subsequently licensed to us by NYU on July 26, 2004. Pursuant to our license agreement, we have agreed to pay NYU a royalty of four percent (4%) of the net sales of all licensed products related to medical, pharmacological, therapeutic, prophylactic, nutritional and research applications of the muira puama extract and pay NYU twenty percent (20%) of the net sales for all other licensed products and ten percent (10%) of all sublicense fees.

For obese or overweight individuals, BDC-03’s potential capacity to decrease the deposition of fat and lower cholesterol may an important therapeutic outcome. However, its prospective ability to induce overall weight gain in the form of lean muscle mass may well be the most significant factor for individuals suffering from cachexia.

Cachexia, characterized by tissue wasting, involuntary weight loss, anorexia, psychological stress, inanition and ultimately death, is a condition of advanced protein calorie malnutrition, which afflicts upwards of 90% of all advanced cancer patients. The foremost sign – weight loss –not only the loss of fatty tissue, but also muscle tissue and even bone.  Cachexia often accompanies malignancies of the pancreas, stomach, esophagus, lung and intestines, but seldom occurs in patients with hematological malignancies or breast cancer.  It has also been identified with AIDS (Acquired Immune Deficiency Syndrome) patients in the later stages of illness. Cachexia is a life-threatening aspect of cancer and its prevalence, not the cancer itself, is the main cause of death in approximately 50% of all advance cancer cases.

Debilitated by cancer cachexia, patients frequently cannot tolerate conventional cancer treatment therapies, such as surgery or radiation therapy. Drugs designed to kill the cancerous tumor invariably become more and more toxic to the severely weakened and nutritionally compromised patient.  As a result, the survival time of cancer patients is shortened and quality of life is impacted.  In response to metastasis tumors, the body’s metabolism disrupts the proper use and storage of fats, proteins and carbohydrates and accelerates the breakdown of fatty tissue, which depletes fat stores. The body also draws on its muscle tissue as a source of protein, producing the trademark loss of muscle mass. Once the body loses 30% of its lean muscle mass, major organs are affected and generally resulting in death.

Presently, through various contract research organizations, we are working on the extraction, fractionation and isolation of potentially active pharmacological elements found in the muira puama plant which we believe was responsible for reducing body fat percentage, increasing lean muscle mass and lowering cholesterol in a study growing animals. Once the final structure of the molecule has been determined, it is our goal to synthesize the compound and file for new patents covering this compound. Contingent on the success of our present research, we will plan future studies to determine the effects in human cachetic subjects.

Our Potential Market Opportunity

Assuming the results from our ongoing research and development efforts prove successful, and subject to our receiving regulatory approvals, we believe that we will be able to address two important market segments: diabetes and cachexia. However, there is no assurance that:

-  the potential market for products, if any, derived from our research and development efforts, will be sufficient to sustain profitable operations, or will be of a magnitude that would warrant the commercialization of any such products following receipt of regulatory approval;

-  such products will fulfill the potential of these markets or otherwise capture a share, if any, of the potential market to warrant continued commercialization; or

-

the availability of competing products and technologies at that time will render products, if any, derived from our research and development efforts, obsolete and commercially unviable regardless of the market for products intended to treat diabetes and cachexia.

Diabetes

We believe there is a demonstrated need for improved treatment options for diabetes.  Diabetes, which results from the body’s inability to produce enough insulin or use it efficiently, affects 18.2 million people in the United States, or approximately 6.3% of the population. This number is expected to rise to over 30 million by 2030. Linked to about 213,000 deaths annually, diabetes is reportedly the sixth leading cause of death in the United States and is the leading cause of end-stage renal disease, blindness and lower limb amputations.  Diabetes accounts for approximately $92 billion in direct medical costs and another approximate $40 billion in indirect costs.  It has been estimated that as 366 million people, or 4.4% of the world’s population will be diabetic by 2030, an increase of 195 million, or 2.8% of the population, in 2000.  By 2030, five countries alone are projected to have 187.2 million cases of diabetes, 51.1% of the total, with approximately 30 million cases are expected in the United States alone.

Cachexia

We believe there is a demonstrated need for improved treatment options for cachexia.

As the nation’s second leading cause of death, more than 1,500 Americans die each day from cancer or cancer related complications; it is estimated that up to 40% of these deaths are related to cachexia. In 2004, approximately 9.6 million Americans had cancer and an additional 1.4 million were newly diagnosed during the same period.  It is estimated cancer costs the domestic medical system $189 billion annually and accounts for $38.5 billion in global medical research and is expected to increase to $53.1 billion by 2009, according to Business Insights.

As with cancer, cachexia has been shown to affect AIDS patients as well.  Over 500,000 Americans who have died from AIDS; there are an estimated 800,000 who have been currently diagnosed.  Worldwide, over 40 million people suffer from AIDS. This number is projected to increase by an additional 45 million by the end of this decade. Cachexia was reportedly documented in more than 20% of all AIDS cases reported to the in the early 1990s, and between 1992 through 2000, the number of HIV deaths where cachexia was a contributing factor, increased by approximately 30%.

Government Regulations

General

We are involved in a heavily regulated sector, and our ability to remain viable will depend on favorable government decisions at various points by various agencies. From time to time, legislation is introduced in the US Congress that could significantly change the statutory provisions governing our research and development processes, as well as approval, manufacture and marketing of any products derived from such research and development activities. Additionally, healthcare is heavily regulated by the federal government and by state and local governments. The federal laws and regulations affecting healthcare change constantly, thereby increasing the uncertainty and risk associated with any healthcare related venture, including our technologies that increase the efficiency of insulin and improve body mass. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance, or interpretations changed, and what the impact of such changes, if any, may be.

The federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Food, Drug, and Cosmetic Act (“FD&C Act”), as well as other relevant laws, (ii) Centers for Medicare & Medicaid Services (“CMS”), which administers the Medicare and Medicaid programs, (iii) the Office of Inspector General (“OIG”) which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights, which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996 (HIPAA). All of the aforementioned are agencies within United States Department of Health and Human Services (“HHS”).

Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Public Health Service within HHS under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under Medicaid and other state sponsored or funded programs and their internal laws regulating all healthcare activities.

In addition to regulation by the FDA, in the future, we may be subject to general healthcare industry regulations. The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

-  billing for services;

-  quality of medical equipment and services;

-  confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

-  false claims; and

-  labeling products.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

Federal Food and Drug Administration (FDA) Regulation

Any products submitted to the FDA for approval must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring any products to market; and, we cannot guarantee that approval will be granted. The pre-marketing approval process can be particularly expensive, uncertain and lengthy. A number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

Delays in or rejection of FDA or other government entity approval may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States. In the United States more stringent FDA oversight in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk and significantly higher expenses. Even if regulatory approval is granted, this approval may entail limitations on uses for which any such product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market any products, based on our research and development program for broader or different applications or to market updated products that represent extensions of any such products.  In addition, we may not receive FDA approval to export products in the future, and countries to which products are to be exported may not approve them for import.

Any manufacturing facilities would also be subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with any of our research and development efforts or products, if any, derived from such research and development, or facilities may result in marketing, sales and manufacturing restrictions, being imposed, as well as possible enforcement actions.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to our research and development programs and products, if any, derived from such research.  It is possible that the FDA will issue additional regulations further restricting the sale of products based on our underlying research and development activities. Any change in legislation or regulations that govern the review and approval process relating to our future products, if any, could make it more difficult and costly to obtain approval, or to produce, market, and distribute such products even if approved.

Competition

Competition Within Our Industry

The pharmaceutical and nutraceutical industries are characterized by intense competition, rapid product development and technological change. Other than the companies listed below, at present we are not aware of any companies developing competing products or technologies based on cinnamon or the muira puama plant. The description of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports file by these companies; accordingly, there is no assurance that the descriptions are accurate or complete:

-  Integrity Nutraceuticals, Inc. – offers Cinnulin PF®, a patented water extract of cinnamon:

-  Nature’s Sunshine Products, Inc. – markets a steam-distilled, cinnamon pure essential oil;

-  Nature’s Vision – sells cinnamon bark extract in the form of 1000mg tablets; and

-  Herb Pharm – offers numerous cinnamon extracts, essential oils, and other related nutraceutical products.

These companies may have numerous competitive advantages, including:

-  significantly greater name recognition;

-  established relations with healthcare professionals, customers and third-party payors;

-  established distribution networks;

-  additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

-  greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

-  greater financial and human resources for product development, sales and marketing, and patent litigation.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than products, if any, we may derive from our research and development efforts or that would render any such products obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of  products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of products, if any, we may derive from our research and development efforts if and when regulatory approval is received.

Competition For Qualified Personnel.

Competition among pharmaceutical, nutraceutical and biotechnology companies for qualified employees is intense, and there can be no assurance we will be able to attract and retain qualified individuals. If we fail to do so, this would have a material, adverse effect on the results of our operations.

We do not maintain any life insurance on the lives of any of our officers and directors. We are highly dependent on the services of our directors and officers, particularly on those of Harmel S. Rayat. If one or all of our officers or directors die or otherwise become incapacitated, our operations could be interrupted or terminated. See “Risk Factors.”

Scientific Advisory Board

We use scientists, physicians and other professionals with expertise related to our technologies to advise us on scientific and medical matters related to our research and development activities and technology assessment. We reimburse each member of our advisory board at the rate of $105 per hour with a monthly minimum payment of $315. Currently, our scientific advisory board members are:

Dr. Rajesh Mathur.

Dr. Mathur holds a bachelor's degree in Biology and Chemistry from the University of Rajasthan in Jaipur, India, a master's degree in Biochemistry & Human Nutrition from University of Baroda in Gujarat, India and a doctorate in Biochemistry (Neurochemistry) from Madras University in Madras, India. Dr. Mathur has over 25 years of experience conducting research in the fields of molecular and cellular biology and physiology.

Following completion of his academic studies, Dr. Mathur initiated doctoral research at Christian Medical College & Hospital, Vellore in Tamil Nadu, India from March 1979 through August 1985; and, from November 1985 through March 1986, worked as Research Scientist at Government College, Beawar in Rajasthan, India. From September 1986 through December 1989, Dr. Mathur undertook post-doctoral research at Yale University School of Medicine in New Haven, CT.  At the same institution, Dr. Mathur served as Research Associate Scientist in: the Department of Human Genetics from January 1990 through December 1992; and at the Department of Cellular & Molecular Physiology, from January 1993 through July 1996.

Subsequently, from August 1996 through October 1999, Dr. Mathur undertook a position with Brigham & Women’s Hospital, Harvard Medical School in Boston, MA where here served as Instructor in the Department of Cardiology. From November 1999 thru February 2003, Dr. Rajesh Mathur conducted research at the Albert-Ludwig University of Freiburg, Germany, where he served as Senior Research Scientist and Project Manager in the Department of Cardiology, Internal Medicine. Since March 2003, Dr. Mathur has undertaken his research efforts at the University of British Columbia in Vancouver, BC (Canada) as “Research Scientist” in the Department of Physiology.

Mr. Robert Thoburn

 Mr. Robert Thoburn holds a degree in Biochemistry and Physiology (B.Sc.) with honors from the University of Waterloo, Ontario, Canada and has published and authored numerous books and articles on health and fitness, exercise physiology, lean muscle mass development, diet and glucose management.

Following completion of his studies in December 2000, Mr. Thoburn worked as an independent consultant to health and wellness companies in Canada and the United States, providing clinical science and product research services.  From December 2000 through November 2001, Mr. Thoburn served as Brand Manager and Research & Development Scientist at SportPharma, Inc. in Concord, CA and subsequently resumed his consulting practice in December 2001.  Since March 2005, Mr. Robert Thoburn has worked with Bio-Engineered Supplements & Nutrition, Inc. as Senior Marketing Executive.

Collaborating Scientists

The following scientists, all of whom are employees of the USDA, spend all or a portion of their time on our sponsored research and development activities and related matters.  We do not compensate these scientists directly.  However, a portion of the payments which we make under our CRADA is used for the payment of salaries

Dr. Richard A. Anderson

Dr. Richard A. Anderson, a widely-published chromium and insulin expert, has been a scientist with the U.S. Department of Agriculture since 1976, first in the Vitamin and Mineral Nutrition Laboratory and then in the Nutrient Requirements and Functions Laboratory. Dr. Anderson obtained his BA from Concordia College, Minnesota, followed by his graduate work at North Dakota State University (Fargo) and Iowa State University (Ames) where he received a Ph.D. in biochemistry. During his postdoctoral work at Harvard Medical School, Dr. Anderson studied the regulatory role of magnesium in E. coli alkaline phosphatase and developed methods to study individual metal binding sites of proteins.

Dr. Anderson’s expertise and research are in the following areas:

-  Liquid chromatography to identify compounds from cinnamon to improve the actions of insulin

-  Determine mechanisms of insulin potentiating factors found in herbs, spices and yeast using in vitro, cell culture and experimental animal studies

-  Chromium and aging

-  Alterations and micronutrients and mineral status in postmenopausal women with and without HRT

-  Polymeric polyphenols in cinnamon for inhibiting tumor growth

-  Chromium, cinnamon & tea as insulin potentiators & antioxidants

Dr. Heping Cao

Dr. Cao holds a PhD in Plant Biology from Pennsylvania State University, where he specialized in biochemical and physiological characterization of numerous plants. Founded one and half centuries ago, Pennsylvania State University is ranked as America’s top public university (2003-04) and boasts over $1.3 billion in endowment funds with more than $500 million in research expenditures.

During his tenure at Pennsylvania State University, Dr. Heping Cao published numerous research findings in leading scientific journals, including Journal of Plant Growth Regulation, Physiologia Plantarum, and Plant Physiology, the world’s oldest and most respected international plant science journal, established in 1926 and devoted to the physiology, biochemistry, cellular and molecular biology, genetics, biophysics, and environmental biology of plants.

Dr. Heping Cao is a widely published scientist with several dozen peer-reviewed original research articles published in 15 different journals and 40 abstracts presented at numerous research conferences. Dr. CIO has been invited to review manuscripts by editors of several prominent journals, including: Archives of Biochemistry and Biophysics, Experimental Cell Research, Environmental Health Perspectives, and Chinese Science Bulletin.

Dr. Heping Cao’s notable areas of research experience include: protein/enzyme expression, purification, structure, function, enzymology, and proteomics; biochemical genetics and metabolic pathways, including carbohydrate, lipid and RNA metabolism; and signal transduction pathways with particular expertise in tristetraprolin and brassinosteroids.

Dr. Cao has tenured at numerous, distinguished institutions, including: the National Institutes of Health, National Institute of Environmental Health Sciences, Laboratories of Signal Transduction and Neurobiology (Research Triangle Park, NC); Iowa State University, Department of Biochemistry, Biophysics and Molecular Biology; Texas Tech University, Department of Chemistry and Biochemistry; Michigan State University, Department of Biochemistry and Molecular Biology; and Pennsylvania State University, Plant Biology Program.

Dr. Cao works at the U.S. Department of Agriculture’s Agricultural Research Service Nutrient Functions and Requirements Laboratory located in Beltsville, MD.

Dr. John Striffler

Dr. John Striffler holds a Bachelor of Arts degree in Biology (Chemistry) from California State University and an Associate in Arts degree in Zoology (Chemistry) from the College of San Mateo (San Mateo, California). Dr. Striffler earned a PhD in Physiology (Metabolism) from the University of California, Davis (UC), established in 1869 and reputed among America’s foremost universities with more than 50 UC researchers awarded the National Medal of Science, the highest honor awarded to a scientist.

Throughout a career spanning forty years of scientific research, discovery, teaching, and lecturing, Dr. John Striffler has tenured at numerous, distinguished research and academic institutions, including: University of California, Department of Physiology; California State University, Department of Biology; University of Cincinnati College of Medicine, Department of Anatomy and Cell Biology; Wright State University School of Medicine; University of Virginia, Department of Internal Medicine; and University of Maryland, Department of Physiology, and others.

Dr. Striffler’s scientific investigations and findings on pancreatic perfusion, insulin clearance, insulin resistance, glucagon and glycogen, chromium and insulin, and numerous other facets of diabetes-related research have been published in leading peer-reviewed scientific journals, including: Digestive Disease and Sciences; Journal of Trace Elements In Experimental Medicine; American Journal of Anatomy; American Journal of Physiology; and Obesity Research, among others.

Dr. Striffler works at the U.S. Department of Agriculture’s Agricultural Research Service Nutrient Functions and Requirements Laboratory located in Beltsville, MD.

Employees

 In addition to the management services provided to us by Mr. Rayat, we have an administrative, clerical and office staff consisting of one full time and three part time employees. All of our research and development activities are provided on our behalf by scientists and others employed governmental agencies and academic institutions with which we have agreements or by third party providers.

Property

Our principal office is located at 1628 West First Avenue, Suite 216, Vancouver, British Columbia, Canada, V6J 1G1.  A private corporation controlled by Mr. Harmel S. Rayat, our president and chief executive officer, chief financial officer, principal accounting officer, director and majority stockholder; we do not pay rent for the premises. We believe these premises are adequate for our general and corporate administrative operations. Our sponsored research and development activities are conducted facilities located at Nutrients Requirements and Functions Lab, 10300 Baltimore Avenue, Bldg. 307, BARC-East, Beltsville, Maryland 20705-2350 and Iowa State University, 2759 Gilman Hall, Ames, Iowa 50011-3111. We have been advised by our collaborating scientists that these facilities are adequate for our current research and development activities.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either our property or us. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us, or has an interest in any proceeding, which is adverse to us.

MANAGEMENT

The following table and text set forth the names and ages of all directors and executive officers of our company as of September 30, 2005. The board of directors is comprised of only one class. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships between or among the directors, executive officers or persons nominated or charged by our company to become directors or executive officers. Executive officers serve at the discretion of the Board of Directors, and are appointed to serve by the Board of Directors. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

As of September 30, 2005, the directors and executive officers of the company are as follows:

Name

Age

Position

Harmel S. Rayat

44

President, Chief Executive Officer,

Chief Financial Officer, Principal Accounting Officer, Director

Indy S. Panchi

40

Director

Derek J. Cooper

27

Secretary, Treasurer, Director

Harmel S. Rayat  President, CEO, CFO, Principal Accounting Officer, Director

Mr. Rayat has served as one of our directors since December 4, 2000. On August 12, 2005 he was appointed our president and chief executive and financial officer, as well as our principal accounting officer. Since January 2002, Mr. Rayat has been president of Montgomery Asset Management Corporation, a privately held firm providing financial consulting services to emerging growth corporations, From April 2001 through January 2002, Mr. Rayat acted as an independent consultant advising small corporations. Prior thereto, Mr. Rayat served as the president of Hartford Capital Corporation, a company that provided financial consulting services to a wide range of emerging growth corporations.  During the past five years, Mr. Rayat has served, at various times, as a director, executive officer and majority shareholder of a number of publicly traded and privately held corporations, including, Phytomedical Technologies, Inc. (currently president, chief financial officer, chief executive officer, director, and majority stockholder), Entheos Technologies, Inc. (currently secretary, treasurer, director, and majority stockholder), and International  Energy, Inc. (currently secretary, treasurer and director and majority stockholder)

Indy S. Panchi  Director

Mr. Indy S. Panchi received his Bachelor’s degree in Business and Finance from Manchester University in June 1990 and subsequently acquired a Post Graduate Diploma in Management Studies from the University of Central England two years later (June, 1992).  In October 1992, he joined the Executive Agency of the Department of Trade and Industry’s British Insolvency Service. In February 1998, Mr. Panchi was awarded an Executive Officer position with the British Foreign Office’s, Trade Partners UK (formerly, British Trade International).  From June 2000 to March 2001, Mr. Panchi was self-employed as a business consultant, offering business development and market analysis consulting services to private companies, public corporations and start-up ventures.  From April 2001 to July 2002, Mr. Panchi accepted a position with Kanester Johal, a firm affiliated with Kingston Sorel International. From July 2002 to September 2003, Mr. Indy Panchi joined BDO Dunwoody Ltd., and subsequently tenured at Deloitte & Touche LLP from September 2003 to April 2004.  Since May 2004, Mr. Indy Panchi has been self-employed as a business consultant to numerous corporations, recently establishing his real estate consultancy practice at Sutton Group.  Mr. Panchi joined the Company as a Director and its President and Chief Executive Officer on September 22, 2003. He resigned as our President on August 12, 2005.

Derek J. Cooper  Secretary, Treasurer, Director.

  Mr. Derek J. Cooper earned his Bachelor of Science degree in Physics at the University of British Columbia in May 2001, specializing in solid state and optics, and obtained his Bachelor of Applied Science degree in Geological Engineering in April 2005.  From April 2002 through January 2003, Mr. Cooper tenured at the diversified mining and metals organization, Teck-Cominco, where he co-designed and commissioned a hydrometallurgy extraction process for molybdenum.  Subsequently, from January 2003 thru September 2003, Mr. Derek Cooper joined Syncrude Canada Ltd. as Mine Development Engineer.  While continuing to pursue his Applied Sciences degree in Geological Engineering, from June 2004 thru September 2004 Mr. Cooper successfully completed a near-term engineering-exploration contract with Stealth Minerals Ltd.  Since June 2005, following completion of his Applied Sciences studies, Mr. Derek Cooper has joined Elk Valley Coal (Teck-Cominco, Inc. & Fording Coal Trust) as Drill-Blast Engineer.  Mr. Cooper joined the Company as Secretary, Treasurer and Director on September 22, 2003.

There are no family relationships among or between any of our officers and directors.

During the past five years, except as set forth below, none of our directors, executive officers, promoters or control persons has been:

(a)

the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)

convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)

subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d)

found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

On October 23, 2003, Mr. Harmel S. Rayat, EquityAlert.com, Inc., Innotech Corporation and Mr. Bhupinder S. Mann, a former part-time employee of ours, collectively the respondents, consented to a cease-and-desist order pursuant to Section 8A of the Securities Act of 1933. Without admitting or denying the findings of the Securities and Exchange Commission relating to the public resale by Equity Alert of securities received as compensation from or on behalf of issuers for whom it provided to public relations and stock advertising activities, the respondents agreed to cease and desist from committing or causing any violations and any future violations of Section 5(a) and 5(c) of the Securities Act of 1933.  EquityAlert.com, Inc. and Innotech Corporation agreed to pay disgorgement and prejudgment interest of $31,555.14.

On August 8, 2000, Mr. Harmel S. Rayat and EquityAlert.com, Inc., without admitting or denying the allegations of the Securities and Exchange Commission that EquityAlert.com, Inc did not disclose certain compensation received by it in connection with stock advertisements and promotions, consented to the entry of a permanent injunction enjoining them from violating Section 17(b) of the Securities Act of 1933; in addition, each of Mr. Rayat and Equity Alert agreed to pay a civil penalty of $20,000.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from January 1, 2002 to December 31, 2004, for our Chief Executive Officer and our next most highly compensated officers who earned more than $100,000 during the fiscal year ended December 31, 2004 (the “named officers”).

Summary Compensation Table

Securities

Underlying

Name and

Options

All Other

Principal Position               Year

Salary

Bonus

Other

Granted

Compensation

Harmel S. Rayat(1)

2004

 $0

$0

$3,500

0

$0

CEO, President ,

2003

 $27,000

$0

$0

0

$0

CFO,  PAO, Director

2002

 $144,000

$0

$0

0

$0

Indy S. Panchi

2004

 $0

$0

$4,700

0

$0

Director

2003

 $0

$0

$1,150

0

$0

2002

 $0

$0

$0

0

$0

Derek Cooper,

2004

 $0

$0

$3,500

0

$0

Secretary, Treasurer,

2003

 $0

$0

$850

0

$0

Director

2002

 $0

$0

$0

0

$0

(1) Mr. Rayat has agreed to serve as our president, chief executive officer, chief financial officer and principal accounting officer, without compensation, until December 31, 2006.

Stock Option Grants in Last Fiscal Year

Shown below is further information regarding employee stock options awarded during 2004 to the named officers and directors:

Number of

% of Total

Securities

Options Granted

Underlying

to Employees

   Exercise

  Expiration

Name

Options

in 2004

   Price ($/sh)

  Date

Harmel S. Rayat

0

0

n/a

n/a

Indy S. Panchi

0

0

n/a

n/a

Derek Cooper

0

0

n/a

n/a

Aggregated Option Exercises During The Last Fiscal Year and Year End Option Values

The following table shows certain information about unexercised options at year-end with respect to the named officers and directors:

Common Shares Underlying Unexercised         Value of Unexercised In-the-money

Options on December 31, 2004

Options on December 31, 2004

Name

    Exercisable

    Unexercisable

       Exercisable

      Unexercisable

Harmel S. Rayat

0

0

0

0

Indy S. Panchi

0

0

0

0

Derek Cooper

0

0

0

0

Employment Contracts and Change in Control Arrangements

We do not have any employment agreements with any of our officers and directors. There are no understandings or agreements known by management at this time which would result in a change in control of our Company.  If such transactions are consummated, of which there can be no assurance, we may issue a significant number of shares of capital stock, which could result in a change in control and/or a change in our current management.

Compensation of Directors

Currently, we pay our directors for their services as directors $250 per month (except for Mr. Rayat, who received $350 per month through August 2005). In addition, each director receives $100 per board or committee meeting attended. Mr. Rayat has agreed to waive any director’s fees otherwise payable to him until December 31, 2006.

In 2004 and 2003, we incurred $11,700 and $2,000, respectively, in fees to directors. Additionally, in 2003, we paid $27,000 to Harmel S. Rayat in management fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock of the Company as of September 30, 2005 by (i) each person who is known by the Company to beneficially own more than five percent of the Common Stock, (ii) each nominee for Director of the Company, (iii) each of the Named Officers (as defined under "Executive Compensation" above), and (iv) all officers and Directors as a group.

Name and Address

Number of Shares

Percentage of

Beneficial Owners

Beneficially Owned

Ownership

Jasvir S. Rayat

       14,069,271

7.60%

3905 West 36th Avenue

Vancouver, B.C. V6N-2S7 Canada

Herdev S. Rayat

       14,310,714

7.77%

1990 Tolmie Street

Vancouver, B.C. V6R 4C2 Canada

Kundan S. Rayat

       13,899,914

7.50%

309-488 Helmcken Street

Vancouver, B.C. V6B 6E4 Canada

Harmel S. Rayat (1)

     129,361,471(2)

70.0%

216-1628 West First Avenue

Vancouver, B.C. V6J 1G1 Canada

Indy S. Panchi

(1)

           0

0%

216-1628 West First Avenue

Vancouver, B.C.  V6J 1G1 Canada

Derek Cooper (1)

  10,000(3)

0%

216-1628 West First Avenue

Vancouver, B.C.  V6J 1G1 Canada

Directors and Executive Officers

     129,371,471

70%

As a group (3 persons)

(1)

An executive officer and/or director.

(2)

Includes 31,300 shares held by Mr. Rayat's wife. Mr. Rayat disclaims beneficial ownership of the shares beneficially owned by his brothers, Herdev S. Rayat and Jasvir S. Rayat, and his father, Kundan S. Rayat.

(3)

Less than .00001%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director, Management and Consulting Fees and Stockholder Advances

In 2004 and 2003, we incurred $11,700 and $29,000, respectively, in director, management and consulting fees to directors.

Outstanding as at December 31, 2004, was $1,000 owing to Harmel S. Rayat, which was advanced to help pay for operating expenses. The advance is unsecured, and non-interest bearing.

Notes Payable and Accrued Interest

Mr. Harmel S. Rayat has agreed to loan us up to $2,500,000 on an “as needed basis.” This commitment is not reflected in a written agreement. As at September 30, 2005, the Company had drawn down a total of $1,723,776 in the following increments:

•

September, 2004 - $250,000 (unsecured promissory note issued at 7.50% per annum, due on September 13, 2006)

•

December, 2004 - $250,000 (unsecured promissory note issued at 8.25% per annum, due on December 31, 2005)

•

December, 2004 - $323,776 (unsecured promissory note issued at 8.50% per annum, due on September 1, 2006)

•

March, 2005 - $750,000 (unsecured promissory note issued at 8.50% per annum, due on March 8, 2006)

•

April, 2005 - $150,000 (unsecured promissory note issued at 8.75% per annum, due on April 5, 2006)

Accrued interest expense on these promissory notes totaled $4,688 for the year ended December 31, 2004 and $16,724 for the three-month period ended June 30, 2005.

Warrants

As at September 30, 2005, there were no issued and outstanding warrants to purchase any shares of our common stock.

Rent

Our principal office is located at 1628 West First Avenue, Suite 216, Vancouver, British Columbia, Canada, V6J 1G1. A private corporation controlled by Mr. Harmel S. Rayat, our president and chief executive and financial officer, director and majority stockholder, owns these premises; we do not pay rent for the premises.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 300,000,000 shares of common stock, $0.00001 par value per share, and 1,000,000 shares of preferred stock having a par value of $0.25 per share.

As of September 30, 2005, a total of 184,240,603 shares of our common stock were issued and outstanding; no shares of preferred stock are issued and outstanding. All of the outstanding issued and capital stock is, and will be, fully paid and non-assessable.  No preferred stock is issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any shares of preferred stock that may be outstanding from time to time, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All then outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

 Preferred Stock

Our Board of Directors has the ability to issue up to 1,000,000 shares of preferred stock in one or more series, without stockholder approval. Our Board of Directors may designate for the series:

•	the number of shares and name of the series,
•	the voting powers of the series, including the right to elect directors, if any,
•	the dividend rights and preferences, if any,
•	redemption terms, if any,
•	liquidation preferences and the amounts payable on liquidation or dissolution, and
•	the terms upon which such series may be converted into any other series or class of our stock, including the common stock and any other terms that are not prohibited by law.

It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.

Options and Warrants

As of September 30, 2005, there were 8,625,000 options for shares outstanding under our approved stock option plan; and, 1,200,000 shares were available for future grants under our stock option plan.. Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. The number of shares of common stock for which these options and warrants are exercisable and the exercise price of these options are subject to proportional adjustment for stock splits and similar changes affecting our common stock. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options.

Registrar and Transfer Agent

The registrar and transfer agent for our securities Holladay Stock Transfer, Inc., located at 2939 North 67th Place, Suite C, Scottsdale, AZ  85251.

Registration Rights

In connection with the July 8, 2005, Fusion Capital transaction, we entered into a registration rights agreement with Fusion Capital. Pursuant to the terms of the registration rights agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering shares which may be purchased by or which have been issued to Fusion Capital under the purchase agreement.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

At of September 30, 2005, there were 184,240,603 shares of common stock issued and  outstanding . Of these shares, approximately 33,718,137 are freely tradable by persons other than our affiliates, without restriction under the Securities Act; and 150,522,466 shares are restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold unless an exemption from the registration requirements of the Securities Act is available (including 144). As at September 30, 2005, 129,371,471 shares were held by persons who may be deemed our affiliates and may only be sold publicly pursuant to Rule 144.

In general, under Rule 144 as currently in effect, a stockholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

Options

We have filed a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under our 2001 Stock Option and Incentive Plan. Shares issued upon the exercise of stock options are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us. Unless otherwise indicated, the percentage of outstanding shares beneficially owned is based on 184,240,603 shares issued and outstanding at September 30, 2005.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Fusion Capital Fund II, LLC (1) (2) 222 Merchandise Mart Plaza Suite 9-112 Chicago, IL 60654	1,027,397.55%		10,863,724	0%

(1)

As of the date hereof, 1,027,397 shares of our common stock have been acquired by Fusion Capital under the common stock purchase agreement. Fusion Capital may acquire up to an additional 10,000,000 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 184,240,603 shares of common stock outstanding as of September 30, 2005, together with such additional 10,000,000 shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date hereof.  Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital.  Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation. , 9,836,327

(2)

Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling stockholder.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•

ordinary brokers’ transactions;

•

transactions involving cross or block trades;

•

through brokers, dealers, or underwriters who may act solely as agents

•

“at the market” into an existing market for the common stock;

•

in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•

in privately negotiated transactions; or

•

any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between Fusion Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the U.S.  Securities & Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by Fusion Capital.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been our directors or officers or of our subsidiaries. Our articles of incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Sierchio Greco & Greco, LLP will pass upon the validity of the issuance of the common stock offered here.

EXPERTS

Our financial statements at December 31, 2004, and for each of the two years in the period ending December 31, 2004 appearing in this prospectus and registration statement have been audited by Moore Stephens Ellis Foster Ltd., independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the U.S.  Securities & Exchange Commission on forms 8-K, 10-QSB and 10-KSB. We have filed with the U.S.  Securities & Exchange Commission under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the U.S.  Securities & Exchange Commission. The omitted information may be inspected and copied at the Public Reference Room maintained by the U.S.  Securities & Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S.  Securities & Exchange Commission at 1-800-U.S.  Securities & Exchange Commission-0330. The U.S.  Securities & Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S.  Securities & Exchange Commission at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the U.S.  Securities & Exchange Commission at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respects by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

PHYTOMEDICAL TECHNOLOGIES, INC.

FINANCIAL STATEMENTS

Years ended December 31, 2004 and 2003

and for the six months ended June 30, 2005 and 2004

INDEX TO FINANCIAL STATEMENTS

PAGE

UNAUDITED FINANCIAL STATEMENTS

UNAUDITED INTERIM CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2005

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

UNAUDITED STATEMENT OF CHANGES IN CONSOLIDATED

STOCKHOLDERS’ EQUITY (DEFICIENCY)

UNAUDITED INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS FOR

F-6

THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

UNAUDITED NOTES TO INTERIM FINANCIAL STATEMENTS (JUNE 30, 2005)

F-7

AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITOR (MOORE STEPHENS ELLIS FOSTER)

F-11

BALANCE SHEET AS OF DECEMBER 31, 2004

F-12

STATEMENTS OF OPERATIONS FOR THE YEAR ENDED

F-13

DECEMBER 31, 2004 AND 2003

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

F-14

(FROM DECEMBER 31, 2002-2004)

STATEMENT OF CASH FLOWS FOR THE YEAR ENDED

F-15

DECEMBER 31, 2004 AND 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DECEMBER 31, 2004)

F-16

#

In the opinion of management, the accompanying unaudited interim financial consolidated statements included in this Form 10-QSB reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods are presented.  The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

PHYTOMEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

(Formerly Enterprise Technologies, Inc.)

INTERIM CONSOLIDATED BALANCE SHEET

JUNE 30, 2005

(Unaudited)

(Expressed in US Dollars)

BASIS OF PRESENTATION (NOTE 1)

ASSETS

Current Assets
Cash	$214,505

Total Current Assets	214,505

Total Assets	$214,505

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$2,996
Accounts Payable – Related Party (Note 4 )	119,260
Promissory Notes – Related Party (Note 4 )	1,723,776
Total Current Liabilities	$1,846,032

Stockholders' Equity
Preferred Stock : $0.25 par value; Authorized shares 1,000,000; Issued and outstanding, none	0
Common Stock: $0.00001 Par Value; Authorized Shares,	1,691
300,000,000; Issued and outstanding 169,091,165
Additional Paid In Capital	15,290,004
Accumulated Deficit	(16,923,222)
Total Stockholders' Equity	(1,631,527)

Total Liabilities and Stockholders’ Equity	$214,505

See notes to interim unaudited consolidated financial statements.

#

PHYTOMEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

(Formerly Enterprise Technologies, Inc.)

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Unaudited)

(Expressed in US Dollars)

	For The Three Months Ended June 30, 2005	For The Three Months Ended June 30, 2004	For The Six Months Ended June 30,2004	For The Six Months Ended June 30,2004

Revenues	$0	$0	$0	$0

Management Fees and Consulting Fees– Related Party (Note 4)	3,465	0	3,465	0
Investor Relations	346,799	17,176	1,265,160	29,246
Other Operating Expenses	107,421	9,205	155,250	12,151
Research and Development Costs	29,175	0	45,815	0
Stock Based Compensation	0	0	660,000	0
Operating Loss	(486,860)	(26,381)	(2,129,690)	(41,397)
Other Income
Interest Income	589	56	1,513	159

Provision for Income Taxes	0	0	0	0

Net Loss Available to Common Shareholders	$(486,271)	$(26,325)	$(2,128,177)	$(41,238)

Basic and Diluted Loss Per Common Share (Note 3)	$(0.0029)	$(0.0002)	$(0.0126)	$(0.0003)

Basic Weighted Average Common Shares Outstanding	168,896,165	161,223,308	168,896,165	161,223,308

See notes to interim unaudited consolidated financial statements.

#

PhytoMedical Technologies, Inc.

Statement of Changes in Stockholders’ Equity (Deficit)

	Common Shares		Additional Paid in Capital	Accumulated Earnings (deficit)	Comprehensive income (loss)	Total Accumulated other Comprehensive Income	Stockholders Equity (deficiency)
Balance, December 31, 2002	160,323,308	$1,603	$13,901,464	($13,818,608)	$-	$-	$84,459

Common stock issued for services rendered	900,000	9	215,991	-	-	-	216,000

Imputed interest	-	-	628	-	-	-	628

	-	-	-	(289,941)	(289,941)	-	(289,941)
Total comprehensive (loss)
Loss, year ended December 31, 2003					(289,941)
Balance, December 31, 2003	$161,223,308	$1,612	$14,118,083	($14,108,549)		$-	$11,146

Common stock issued upon
exercise of stock options,
at $0.24 per share	175,000	2	41,998	-	-	-	42,000

Common stock issued upon exercise
of warrants, at $0.007 per share	7,142,857	71	49,929	-	-	-	50,000

Loss, year ended December 31, 2004	-	-	-	(686,495)	(686,495)	-	(686,495)

Total comprehensive (loss)					(686,495)
Balance, December 31, 2004	168,541,165	$1,685	$14,210,010	($14,795,044)		$-	($583,349)

Stock Based Compensation			660,000				(660,000)

Loss, quarter ended March 31, 2004	-	-	-	(1,641,906)	(1,641,906)	-	(1,641,906)

Total comprehensive (loss)					(1,641,906)
Balance, March 31, 2005	168,541,165	$1,685	$14,870,010	($16,436,951)		$-	(2,885,255)

Common stock issued upon
exercise of stock options,
at $0.24 per share	550,000	6	419,994	-	-	-	420,000

Loss, quarter ended March 31, 2004				(486,271)	(486,271)		(486,271)

Total comprehensive (loss)					(486,271)
Balance, June 30, 2005	169,091,165	1,691	15,290,004	(16,923,222)		$-	(2,951,526)

F-4/5

PHYTOMEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

(Formerly Enterprise Technologies, Inc.)

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Unaudited)

(Expressed in US Dollars)

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Cash Flows From Operating Activities
Net Loss	$(2,128,177)	$(41,238)
Adjustments to Reconcile Net Loss to Net Cash Used By Operating Activities
Common Stock Issued for services rendered	0	0
Accrued Interest Payable to Stockholder	51,573	0
Stock Based Compensation	660,000	0
Changes in Assets and Liabilities
Increase (Decrease) in Accounts Payable	(25,429)	(6,600)
Total Adjustments	686,144	(6,600)
Net Cash Used By Operating Activities	(1,442,033)	(47,838)

Cash Flows From Investing Activities	-	-

Cash Flows From Financing Activities
Loans from shareholder	900,000	0
Payback Loans to Shareholder	(1,000)	(15,700)
Proceed From Issuance of Common Stock	420,000	0
Net Cash Provided By (Used in) Financing Activities	1,319,000	(15,700)

Decreases in Cash	(123,033)	(63,538)
Cash, Beginning of Period	337,538	97,646
Cash, End of Period	$214,505	$34,108

Supplemental Information
Interest	$0	$0
Income Taxes	$0	$0

See notes to interim unaudited consolidated financial statements.

PHYTOMEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

(Formerly Enterprise Technologies, Inc.)

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005

(Unaudited)

(Expressed in US Dollars)

Note 1  - Basis of Presentation – Going Concern Uncertainties

The Company has incurred net operating losses since inception. The Company faces all the risks common to companies in their early stages of development, including under capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. The Company’s recurring losses raise substantial doubt about its ability to continue as a going concern.  The Company’s financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. The Company expects to incur losses from its business operations and will require additional funding during 2005. The satisfaction of our cash hereafter will depend in large part on the Company’s ability to successfully raise capital from external sources to pay for planned expenditures and to fund operations.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.  Management believes that its current and future plans enable it to continue as a going concern.  These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

Note 2 – Presentation of Interim Information

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with Form 10-QSB instructions and in the opinion of management of Phytomedical Technologies, Inc. and Subsidiaries (the Company), include all normal adjustments considered necessary to present fairly the consolidated financial position as of June 30, 2005 and the consolidated results of operations for the three and six months ended June 30, 2005 and 2004 and cash flows for the six months ended June 30, 2005 and 2004.  These results have been determined on the basis of generally accepted accounting principles and practices in the United States and applied consistently with those used in the preparation of the Company’s 2004 Annual Report on Form 10-KSB.

Certain information and footnote disclosures normally included in the annual financial statements presented in accordance with generally accepted accounting principles in the United States have been condensed or omitted.  It is suggested that the accompanying unaudited interim consolidated financial statements be read in conjunction with the financial statements and notes thereto incorporated by reference in the Company’s 2004 Annual Report on Form 10-KSB.

Note 3 – Earnings (Loss) Per Share

Basic earnings or loss per share is based on the weighted average number of shares outstanding during the period of the financial statements.  Diluted earnings or loss per share are based on the weighted average number of common shares outstanding and dilutive common stock equivalents.  All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value, when applicable.  All earnings or loss per share amounts in the financial statements are basic earnings or loss per share because the inclusion of stock options and warrants outstanding would be antidilutive.  The computation of basic and diluted loss per share is as follows at June 30, 2005:

	Three Months Ended June 30/05	Six Months Ended June 30/05	Three Months Ended June 30/04	Six Months Ended June 30/04
Numerator-net loss available to common stockholders	$ (486,271)	$(2,128,177)	$(26,325)	$(41,238)
Denominator-weighted average number of common shares outstanding	168,896,165	168,896,165	161,223,308	161,223,308
Basic and diluted loss per common share	$ (0.0029)	$ (0.0126)	$(0.0002)	$(0.0003)

Note 4 – Related Party Transactions

Management Fees:  During the three and six months ended June 30, 2005 and 2004, the Company charged $3,465 and $0 respectively, to operations for management and consulting fees incurred for services rendered by Directors. As of June 30, 2005, the Company owed $63,000 for outstanding management fees owed to Mr. Harmel Rayat, which is included in accounts payable-related party on the consolidated balance sheet.

Notes Payable and Accrued Interest:  Notes Payable totaled $1,723,776 as at June 30, 2005, representing unsecured loans of $250,000 (interest rate of 7.50%), $250,000 (8.25%), $323,776 (8.50%), $750,000 (8.50%), and $150,000 (8.75%) due to Mr. Harmel S. Rayat, a Director and majority shareholder of the Company.  The entire principal and accrued interest is due and payable on demand.  Accrued and unpaid interest on these notes during the six month period ended June 30, 2005, amounted to $56,260 (2004 - $0).

Property:  The Company’s principal office is located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, Canada, V6J 1G1. These premises are owned by a private corporation controlled by a Director and majority shareholder. At present, the Company pays no rent. The fair value of the rent has not been included in the financial statements because the amount is immaterial.

Note 5 – Cooperative Agreement

On July 29, 2004, Phytomedical Technologies Corporation, a wholly owned subsidiary of PhytoMedical Technologies, Inc., entered into an exclusive worldwide licensing agreement with New York University (NYU) for certain patented inventions (“NYU Patents”) related to pharmacologically active elements of a muira puama plant extract and ion channel modulators from natural sources.

In consideration for the grant of the License, PhytoMedical Technologies Corporation agreed to:

- reimburse NYU for its patent costs incurred to date;

- pay to NYU a royalty of four percent (4%) of the net sales of all licensed products related to medical, pharmacological, therapeutic, prophylactic, nutritional and research applications of the muira puama extract;

- pay NYU twenty percent (20%) of the net sales for all other licensed products;

- pay NYU ten percent (10%) of all sublicense fees.

In connection with the licensing agreement, PhytoMedical Technologies Corporation granted to each of NYU and Dr. Bruce Cherksey, a NYU scientist and inventor of the NYU Patents, an option to acquire, for a period of two years from July 29, 2004, a number of shares equal to 12.5% of the outstanding common stock of PhytoMedical on a fully diluted basis.

This combined 25% equity position may not be diluted until a total of $1,825,000, after deduction of all related financing costs, has been invested to further develop the technology.  Thereafter, NYU and Dr. Cherksey will be diluted pari passu with other equity holders of PhytoMedical Technologies Corporation.

On December 1, 2004, Polyphenol Technologies Corporation, a wholly owned subsidiary of PhytoMedical Technologies, Inc., entered into a three year, three-way Cooperative Research and Development Agreement (CRADA) with the USDA's Agricultural Research Service (ARS) and Iowa State University (ISU). Polyphenol Technologies Corporation committed to providing $666,336 in research funding to the ARS and $186,865 to ISU under the following schedule:

ARS:

Year 1: $ 238,300 in 4 installments, the first of which is due to ARS within 30 days of signing of the CRADA, with the following three payments commencing at the hiring of appropriate research personnel  and at three month intervals thereafter;

Year 2: $ 210,531 in 4 quarterly installments, the first of which is due to ARS 3 months from the previous payment; and

Year 3: $ 217,505 in 4 quarterly installments, the first of which is due to ARS 3 months from the previous payment.

As at June 30, 2005, the Company has paid only the initial payment as per agreement with USDA’s Agricultural Research Service (ARS).

ISU:

Year 1: $ 60,000 to ISU in 4 quarterly installments, the first of which is due within 30 days of signing of the CRADA, with the following three payments commencing at the hiring of appropriate research personnel  and at three month intervals thereafter;

Year 2: $ 62,251 to ISU in 4 quarterly installments, the first of which is due to ISU 3 months from the previous payment; and

Year 3: $ 64,614 to ISU in 4 quarterly installments, the first of which is due to ISU 3 months from the previous payment.

As at June 30, 2005, the Company has paid the initial payment and two quarterly payments as per agreement with Iowa State University.

All rights, title, and interest in any subject invention made solely by employee(s) of ARS shall be owned by ARS, solely by the Company are owned by the Company, solely by ISU are owned by ISU, owned jointly by any of three parties if made by any of those parties.

The Agreement or parts thereof, is subject to termination at any time by mutual consent.  Any party may unilaterally terminate the entire agreement at any time by giving the other parties written notice not less than sixty calendar days prior to the desired termination date.

Note 6 – Warrants

Since 2004, 7,000,000 warrants exercisable at $0.05/unit have expired.

Share purchase warrants outstanding as June 30, 2005:

Number of Warrants	Exercise Price	Expiry Date
14,285,714	$0.007	September 20, 2005

Each warrant entitles the holder to acquire one common share of the Company

Note 7 - Stock Options

On July 12, 2001, the Company approved its 2001 Stock Option Plan, which has 10,000,000 shares reserved for issuance thereunder, all of which were registered under Form S-8 on October 2, 2003. The objective of this plan is to attract and retain the best personnel, providing for additional performance incentives and promoting the success of the Company by providing individuals the opportunity to acquire common stock.

In the six months ended June 30, 2005, the Company granted an aggregate of 5,500,000 stock options to employees, with an exercise price of $0.96 per share, expiring 10 years from the date of grant, being vested immediately.    The Company recorded stock based compensation expense of $660,000 in the period three months ended March 31, 2005.

Summary of employee stock options information as at June 30, 2005 is as follows:

	Stocks	Weighted Average Exercise Price
Options outstanding as at December 31, 2003	90,000	$4.97
Cancelled	(90,000)	($4.97)
Granted	4,750,000	$0.24
Options outstanding and exercisable as at December 31, 2004	4,575,000	$0.24
Cancelled	(1,450,000)	($0.24)
Granted	5,500,000	$0.96
Options outstanding and exercisable as at March 31, 2005	8,625,000	$0.70
Exercised	(550,000)	($0.70)
Options outstanding and exercisable as at June 30, 2005	8,075,000	$0.70

The weighted average remaining contractual life of the outstanding stock options at June 30, 2005 is 9.40 years.

Note 8 – Subsequent Event

On July 8, 2005, PhytoMedical Technologies, Inc. (the “Company”) entered into a Common Stock Purchase Agreement (“Purchase Agreement”) and a Registration Rights Agreement (“Registration Agreement”) with Fusion Capital Fund II, LLC (“Fusion Capital”). Pursuant to the terms of the Purchase Agreement, the Company agreed to issue to Fusion 863,724 (subject to possible adjustment) of its common stock, which Fusion has agreed to hold for twenty-five (25) months, and Fusion Capital has agreed to purchase from the Company up to $10,000,000 of the Company’s common stock over a twenty-five (25) month period. Pursuant to the terms of the Registration Agreement, the Company has agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission covering shares which may be purchased by Fusion Capital under the Purchase Agreement.

Once the Registration Statement has been declared effective, each trading day during the term of the Purchase Agreement the Company has the right to sell to Fusion Capital $20,000 of the Company’s common stock at a purchase price equal to the lower of the (a) the lowest sale price of the common stock on such trading day and (b) the arithmetic average of the three (3) lowest closing sale prices for the common stock during the twelve (12) consecutive trading days immediately preceding the date of purchase. At the Company’s option, Fusion Capital can be required to purchase fewer or greater amounts of common stock each month. The company has the right to control the timing and the number of shares sold to Fusion Capital. This offering was made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act, 1933, as amended.

On August 12, 2005, the Company announced the appointment of Mr. Harmel S. Rayat, a current director, to the position of president and chief executive officer. Mr. Rayat will also assume the position of Chief Financial Officer and Principal Accounting Officer.  Mr. Indy Panchi, the Company's former president and CEO, remains with PhytoMedical as a director.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

PHYTOMEDICAL TECHNOLOGIES, INC.

(formerly Enterprise Technologies, Inc.)

& SUBSIDIARIES

We have audited the consolidated balance sheets of PhytoMedical Technologies, Inc. (formerly Enterprise Technologies, Inc.) & Subsidiaries (“the Company”) as at December 31, 2004 and the related consolidated statements of stockholders’ equity (deficiency), operations and cash flows for the years ended December 31, 2004 and 2003.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred significant recurring net losses resulting in a substantial accumulated deficit, which raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding these matters are also disclosed in Note 1 to the financial statements.  The ability to meet its future financing requirements and the success of future operations cannot be determined at this time.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada

“MOORE STEPHENS ELLIS FOSTER LTD.”

March 15, 2005

Chartered Accountants

PHYTOMEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

(Formerly Enterprise Technologies, Inc.)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004

(Expressed in US Dollars)

December 31, 2004
ASSETS

Current assets
Cash and cash equivalents	$337,538

Total assets	$337,538

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	24,424
Accounts payable – related parties	71,687
Advances from stockholder – related party	1,000
Promissory notes - related party	823,776

Total liabilities	$920,887

Stockholders' Deficiency
Preferred stock (authorized: 1,000,000 shares):
convertible series B, $0.25 par value
issued and outstanding: nil	-
Common stock: $0.00001 par valu
issued and outstanding: 168,541,165	1,685
Additional paid-in capital	14,210,010
Accumulated deficit	(14,795,044)

Total stockholders' Equity (deficiency)	(583,349)

Total liabilities and stockholders' deficiency	$337,538

The accompanying notes are an integral part of these financial statements.

 PHYTOMEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

(Formerly Enterprise Technologies, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

 (Expressed in US Dollars)

	Years Ended December 31
	2004	2003

Revenues	$0	$0

General and administrative
Management fees and consulting fees – Related party	11,700	29,000
Investor Relations	509,275	227,036
Other operating expense	77,537	34,297
Research and Development	88,563	0
Stock Based Compensation	0	0

Total General and Administrative Expenses	687,075	290,333

Operating Loss	(687,075)	(290,333)

Other Income
Interest Income	580	392

Provision for Income Taxes	-	-

Net Loss Available to Common Stockholders	($686,495)	($289,941)

Basic and Diluted Loss Per Common Share	$0.00	$0.00

Weighted Average Common Shares Outstanding	161,527,543	160,455,226

PhytoMedical Technologies, Inc.

Statement of Changes in Stockholders’ Equity (Deficit)

	Common Shares		Additional Paid in Capital	Accumulated Earnings (deficit)	Comprehensive income (loss)	Total Accumulated other Comprehensive Income	Stockholders Equity (deficiency)
Balance, December 31, 2002	160,323,308	$1,603	$13,901,464	($13,818,608)	$-	$-	$84,459

Common stock issued for services rendered	900,000	9	215,991	-	-	-	216,000

Imputed interest	-	-	628	-	-	-	628

	-	-	-	(289,941)	(289,941)	-	(289,941)
Total comprehensive (loss)
Loss, year ended December 31, 2003					(289,941)
Balance, December 31, 2003	$161,223,308	$1,612	$14,118,083	($14,108,549)		$-	$11,146

Common stock issued upon
exercise of stock options,
at $0.24 per share	175,000	2	41,998	-	-	-	42,000

Common stock issued upon exercise
of warrants, at $0.007 per share	7,142,857	71	49,929	-	-	-	50,000

Loss, year ended December 31, 2004	-	-	-	(686,495)	(686,495)	-	(686,495)

Total comprehensive (loss)					(686,495)
Balance, December 31, 2004	168,541,165	$1,685	$14,210,010	($14,795,044)		$-	($583,349)

PHYTOMEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

(Formerly Enterprise Technologies, Inc.)

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

 (Expressed in US Dollars)

	Years ended December 31
	2004	2003

Cash flows from (used in) operating activities
Net loss	($686,495)	($289,941)
Adjustments to reconcile net loss to net cash used
in operating activities
Common Stock issued for services rendered	0	216,000
Inputed interest on payable to stockholder	0	628
Stock Based Compensation	0	0
Changes in assets and liabilities:
Increase (decrease) in accounts payable and accrued payable	10,611	32,255
Net cash flows used in operating activities	(675,884)	(41,058)

Cash flows from investing activities	0	0

Cash flows from (used in) financing activities
Loans/Promissory notes from shareholder	823,776	0
Payback Loans to shareholder	0	0
Proceeds from the issuance of stock	92,000	0
Net cash flows (used in) provided by financing activities	915,776	0

Decrease in cash and cash equivalents	239,892	(41,058)
Cash and cash equivalents, beginning of period	97,646	138,704
Cash and cash equivalents, end of period	$337,538	$97,646

Supplemental cash flow information:
Cash paid for interest and income taxes	$0	$0
Common stock issued for services	$0	$216,000

PHYTOMEDICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

(Formerly Enterprise Technologies, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

(Unaudited)

1.

Organization and Nature of Operations

Phytomedical Technologies, Inc. (formerly Enterprise Technologies, Inc.) (the “Company”), a Nevada Corporation, has an authorized capital of 301,000,000 shares of which 300,000,000 shares are $0.00001 par value common stock and 1,000,000 shares are $0.25 par value preferred stock.  On September 7, 2004, the Company changed its name to PhytoMedical Technologies, Inc.

PhytoMedical Technologies, Inc., together with its wholly owned subsidiaries, is an early stage research based biopharmaceutical company specializing in the discovery, development and eventual commercialization of innovative plant derived pharmaceutical and nutraceutical compounds targeting cachexia, obesity and diabetes.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in recent years resulting in a substantial accumulated deficit.  In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements, and the success of its future operations.

To meet these objectives, the Company plans to seek additional equity and expects to raise funds through private or public equity investment in order to support existing operations and expand the range and scope of its business. There is no assurance that such additional funds will be available for the Company on acceptable terms, if at all. Management believes that actions presently taken to revise the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company’s ability to achieve these objectives cannot be determined at this time.

2.

Significant Accounting Policies

(a)

Principles of Accounting

These financial statements are stated in U.S. Dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America.

(b)

Principles of Consolidation

The consolidated financial statements include the accounts of PhytoMedical Technologies, Inc. and its wholly owned subsidiaries, PhytoMedical Technologies Corporation, incorporated on March 9, 2004 and Polyphenol Technologies Corporation, incorporated on August 24, 2004, both Nevada corporations.  All significant intercompany transactions and balances have been eliminated.

(c)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

(d)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents for the year ended December 31, 2004.

(e)

Research and Development Costs

Research and development costs are expensed as incurred.

(f)

Fair Value of Financial Instruments

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, accounts payable – related parties approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with high credit quality financial institutions.

The Company operates outside of the United States of America and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates in and the U.S. dollar.

(g)

Advertising Expenses

The Company expensed advertising costs as incurred. The Company did not incur any advertising costs during the years ended December 31, 2004 and 2003.

(h)

Impairment and Disposal of Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable in accordance with the  guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

(i)

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce deferred income tax assets to the amount expected to be realized.

(j)

Earnings (Loss) Per Share

Basic earnings (loss) per share is based on the weighted average number of common shares outstanding. Diluted earnings (loss) per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic earnings (loss) per share is computed by dividing income (loss)  (numerator) applicable to common stockholders by the weighted average number of common stocks outstanding (denominator) for the period. All earnings (loss) per share amounts in the financial statements are basic earnings (loss) per share, as defined by SFAS No. 128, “Earnings Per Share.” Diluted earnings (loss) per share does not differ materially from basic earnings per share for all periods presented. Convertible securities that could potentially dilute basic earnings (loss) per share in the future, such as options and warrants, are not included in the computation of diluted earnings (loss) per share because to do so would be antidilutive.

(k)

Stock-Based Compensation

The Company accounts for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No.123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

(l)

Comprehensive Income (Loss)

The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  The Company is disclosing this information on its Statements of Stockholders' Equity (Deficiency).  Comprehensive income (loss) comprises equity except those resulting from investments by owners and distributions to owners.

(m)

Foreign Currency Translation

The Company maintains both U.S. Dollar and Canadian Dollar bank accounts at a financial institution in Canada. Foreign currency transactions are translated into their functional currency, which is U.S. Dollar, in the following manner:

At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are translated into U.S. Dollars by using the exchange rate in effect at that date. Transaction gains and losses that arise from exchange rate fluctuations are included in the results of operations.

(n)

Accounting for Derivative Instruments and Hedging Activities

The Company adopted Statement of Financial Accounting Standards Board No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities,  which requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value.  If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction.  For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

The Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes.  The option of this pronouncement does not have an impact on the Company’s financial statements.

(o)

Intangible Assets

The Company adopted the Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets”, which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment.  Intangible assets with a definite life are required to be amortized over its useful life or its estimated useful life.

As at December 31, 2004 and 2002, the Company did not have any goodwill or intangible assets with indefinite or definite life.

 (p)

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties (See Note 3).

(q)

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4”, which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  The adoption of SFAS No. 151 will not have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FASB No. 153 will not have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of FASB No. 123(R), will not have a material impact on the Company’s financial statements.

3.

Related Party Transactions

(a)

Management, Consulting Fees and Stockholder Advances

In 2004, the Company incurred $11,700 (2003 - $29,000) in management and consulting fees to directors, of which $3,500 was to a director and major stockholder.  Included in accounts payable – related parties as at December 31, 2004 is management and consulting fees of $4,000 incurred in 2004 and $63,000 incurred in previous years.

Advances from stockholder – related party at December 31, 2004 is represented by $1,000 advanced by a director and majority stockholder to help pay for operating expenses. The advance is unsecured, and non-interest bearing.  Imputed interest on the advance has not been included in the financial statements because the amount is immaterial.

(b)

Notes payable

At a Board of Directors meeting held on September 10, 2004, the Company’s Board of Directors agreed to accept a loan of up to $1,000,000 from the same director and major stockholder in Note 3(a).  Proceeds from the loan, which will be drawn down on a “as needed basis”, will be used to fund the Company’s research and development commitment, management fees, staff salaries, investor and public relations costs, legal and audit costs, and other ongoing working capital requirements.

On September 13, 2004, the Company drew down $250,000 from the loan commitment and issued an unsecured promissory note bearing interest at a rate of 7.50% per annum, due on September 13, 2005.

On December 31, 2004, the Company drew down an additional $250,000 from the loan commitment and issued an unsecured promissory note bearing interest at a rate of 8.25% per annum, due on December 31, 2005.

Accrued interest expense on the promissory notes of $4,688 for 2004 is included in accounts payable – related parties at December 31, 2004.

In December 2004, the same director and major stockholder of the Company paid $323,776 in investor relation fees on behalf of the Company.  For reimbursement, the Company issued an unsecured promissory note bearing interest at a rate of 8.50% per annum and due on September 1, 2006.

(c)

Common Stock and Warrants

Of the total warrants outstanding as at December 31, 2004 (see Note 4), 7,000,000 warrants are held by the Company’s director and majority stockholder, and 14,285,714 are held by companies controlled by unaffiliated family members of the same director and majority stockholder of the Company.

(d)

Rent

The Company’s principal office is located at 1628 West First Avenue, Suite 216, Vancouver, British Columbia, Canada.  These premises are owned by a private corporation controlled by a director and majority stockholder. At present, the Company pays no rent. The fair value of the rent has not been included in the financial statements because the amount is immaterial.

4.

Warrants

In December 2004, 7,142,857 warrants were exercised into common share for total proceeds of $50,000.

Share purchase warrants outstanding as at December 31, 2004:

     Number of Warrants

    Exercise Price

      Expiry Date

4,000,000

          $0.05

      January 10, 2005

3,000,000

          $0.05

      March 1, 2005

             14,285,714

        $0.007

      September 20, 2005

             21,285,714

Each warrant entitles the holder to acquire one common share of the Company.

5.

Stock Options

On July 12, 2001, the Company approved its 2001 Stock Option Plan, which has 10,000,000 shares reserved for issuance thereunder, all of which were registered under Form S-8 on October 2, 2003. The objective of this plan is to attract and retain the best personnel, providing for additional performance incentives and promoting the success of the Company by providing individuals the opportunity to acquire common stock.

The Company did not grant any stock options in fiscal year 2004.

On September 22, 2003, the Company’s Board of Directors granted Non-Statutory Stock Options under the 2001 Stock Option Plan to three employees to purchase 4,750,000 common shares at price of $0.24 per share, the closing price of the Company’s shares on September 22, 2003. The options shall become exercisable in two equal installments of fifty percent (50%), with the first installment becoming exercisable upon issuance and the balance becoming exercisable on September 22, 2004. Each stock option entitles the holder to acquire one common share of the Company

Summary of employee stock option information for the period ended December 31, 2004 is as follows:

     Weighted Average

            Stocks

        Exercise Price

Options outstanding as at December 31, 2002

           90,000

$4.97

Cancelled

                         (90,000)

             $(4.97)

Granted

                      4,750,000

$0.24

Options outstanding and exercisable as at December 31, 2003          4,750,000

$0.24

Exercised

        (175,000)

$0.24

Options outstanding and exercisable as at December 31, 2004

       4,575,000

$0.24

The weighted average remaining contractual life of the outstanding stock options at December 31, 2004 is 8.70 years.

Had compensation expense for the Company's stock-based compensation plans been determined under SFAS No. 123, based on the fair market value at the grant dates, the Company's pro forma net loss and pro forma net loss per stock would have been reflected as follows:

         Years ended December 31

2004

2003

Net income (loss):

  As reported

        $(686,495)

        $(289,941)

    Stock-based employee compensation

      expense as determined under the

      fair value based method

          (379,740)

          (665,260)

  Pro-forma

       (1,066,235)

        $(955,201)

Net income (loss) per stock

  – basic and diluted:

  As reported

              $(0.00)

              $(0.00)

  Pro-forma

$(0.01)

              $(0.01)

The weighted average fair value of the options granted in 2003 was estimated at $0.24 by using the Black-Scholes Option Pricing Model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 159%, risk-free interest rates of 3.5%, and expected lives of five years.

6.

Income Taxes

There is no current or deferred tax expense for the years ended December 31, 2004 and 2003, due to the Company's loss position. The Company has fully reserved for any benefits of these losses. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes and has recorded a 100% valuation allowance against the deferred tax asset.

The income tax effect, utilizing a 34% income tax rate, of temporary differences comprising the deferred tax assets and deferred tax liabilities is a result of the following:

For the Year Ended

December 31, 2004

Deferred tax asset:

Net operating loss carryforwards

       $4,915,000

Valuation allowance

        (4,915,000)

Net deferred tax asset

                                   $-

The Company has available net operating loss carryforwards of approximately $14,456,000 for tax purposes to offset future taxable income, which expires commencing 2008 through to the year 2024. Pursuant to the Tax Reform Act of 1986, annual utilization of the Company’s net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% is deemed to occur within any three-year period.

A reconciliation between the statutory federal income tax rate (34%) and the effective rate of income tax expense for each of the years during the period ended December 31 follows:

Years ended December 31

   2004

   2003

Statutory federal income tax rate

(34.0)%

(34.0)%

Valuation allowance

 34.0%

 34.0%

Effective income tax rate

   0.0%

    0.0%

7.

Option Purchase and Rights Agreement

On July 29, 2004, the Company, through its wholly owned subsidiary Phytomedical Technologies Corporation, entered into an exclusive world-wide licensing agreement with New York University (NYU) for certain patented inventions (“NYU Patents”) related to pharmacologically active elements of a muira puama plant extract and ion channel modulators from natural sources.

In consideration for the grant of the License, Phytomedical has agreed to:

(1)

reimburse NYU for its patent costs incurred to date ($1,305 paid in 2004);

(2)

pay to NYU a royalty of four percent (4%) of the net sales of all licensed products related to medical, pharmacological, therapeutic, prophylactic, nutritional and research applications of the muira puama extract;

(3)

pay NYU twenty percent (20%) of the net sales for all other licensed products;

(4)

pay NYU ten percent (10%) of all sublicense fees.

In connection with the licensing agreement, PhytoMedical Technologies Corporation granted to each of NYU and a NYU scientist/inventor of the NYU Patents, an option to acquire, for a period of July 29, 2004 to July 29, 2006, a number of shares equal to 12.5% of the outstanding common stock of Phytomedical Technologies Corporation on a fully diluted basis.

8.

Co-operative Research Agreement

On December 1, 2004, the company, through its wholly owned subsidiary, Polyphenol Technologies Corporation, entered a three-way Co-operative Research and Development Agreement (the “Agreement”) with the United States Department of Agriculture’s Agricultural Research Service (“ARS”) and Iowa State University (“ISU”), and committed total payments of $666,336 and $186,865 to ARS and ISU, respectively, over three-year period from November 1, 2004 to October 31, 2007.

The payment schedule to ARS is as follows:

(1)

Year 1: $238,300 in four instalments, the first of which is due within 30 days of signing of this agreement (paid) and with the following three payments commencing at the hiring of post-doctoral research associates for this Agreement and at three month intervals thereafter;

(2)

Year 2: $210,531 in four quarterly instalments, the first of which is due three months from the previous payment, and;

(3)

Year 3: $217,505 in four quarterly instalments, the first of which is due three months from the previous payment.

The payment schedule to ISU is as follows:

(1)

Year 1: $60,000 in four instalments, the first of which is due within 30 days of signing of this agreement (paid) and with the following three payments commencing at the hiring of the post-doctoral research associates for this Agreement and at three month intervals thereafter;

(2)

Year 2: $62,251 in four quarterly instalments, the first of which is due three months from the previous payment, and;

(3)

Year 3: $64,614 in four quarterly instalments, the first of which is due three months from the previous payment.

All rights, title, and interest in any subject invention made solely by employee(s) of ARS shall be owned by ARS, solely by the Company are owned by the Company, solely by ISU are owned by ISU, owned jointly by any of three parties if made by any of those parties.

The Agreement or parts thereof, is subject to termination at any time by mutual consent.  Any party may unilaterally terminate the entire agreement at any time by giving the other parties written notice not less than sixty calendar days prior to the desired termination date.

9.

Subsequent events

(a)

On March 1, 2005, the Company entered into a Market Access Services Agreement (the “Agreement”) with National InfoSystems Inc., the Company’s investor and media relations consultant, for a monthly fee of $8,080 (Cdn$10,500) for a one year term.

(b)

On February 28, 2005, The Company entered into 10 year NonStatutory Stock Option Agreements with two employees where the employees are granted stock options to acquire up to 5,500,000 shares of common stock of the Company, at an exercise price of $0.96 per share, vesting immediately, and expire ten years from date of grant.